The information in this pricing supplement is not complete and may be changed.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated December 29, 2006

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 165 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2006
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Protected Buy-Write Securities due January 27, 2012
Based on the Performance of the 2007-1 Dynamic Reference Index
Protected Buy-Write Securities

The Protected Buy-Write Securities due January 27, 2012 Based on the Performance of the 2007-1 Dynamic Reference Index, which we refer to as the “securities,” will pay at maturity the principal amount of $10 per security plus a supplemental redemption amount, if any, based on the performance of the 2007-1 Dynamic Reference Index, which we refer to as the reference index, as determined at maturity. In no event, however, will the payment at maturity be less than the principal amount of $10. Unlike ordinary debt securities, the securities do not guarantee the regular payment of interest, but will instead pay variable monthly coupon payments, which may be zero, as further described below.

Your payment at maturity and your coupon payments, if any, over the term of the securities are linked to the performance of a dynamic reference index which changes its asset allocation depending on the performance of its component assets over the term of the securities. The reference index tracks the performance of hypothetical investments in two assets and a liability, which we refer to collectively as the index components. The two assets are (i) a hypothetical equity investment in a “buy-write” strategy related to shares of the iShares® MSCI EAFE Index Fund, which we refer to as the equity component, and (ii) a hypothetical debt investment in zero-coupon bonds, which we refer to as the zero-coupon bond component. The liability, which we refer to as the leverage component, represents hypothetical borrowed funds that may, under certain circumstances, be used to leverage the amount of the equity component in the reference index. Initially, the reference index is expected to be allocated 90% to 100% to the equity component, 0% to 10% to the zero-coupon bond component and 0% to the leverage component. The actual initial allocations will be set on the day we price the securities for initial sale to the public and will change based on the performance of the index components throughout the term of the securities as described in this pricing supplement. The level of the reference index and therefore your return on the securities will reflect the deduction of certain adjustments and costs over the term of the securities.

•	The principal amount and issue price of each security is $10.
•	At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, based on the percentage increase, if any, of the value of the reference index above 100, which we refer to as the threshold value. In no event, however, will the payment at maturity be less than the principal amount of $10.
º	The appreciation, if any, of the reference index above the threshold level is dependent upon the equity component within the reference index. The allocation of hypothetical funds to the equity component may increase to as high as 150% of the reference index, but may also, in certain circumstances, be irreversibly reduced to zero.
•	Coupon payments, if any, will be paid monthly beginning February 21, 2007. The amount of the coupon payments on the securities will vary and may be zero, depending on (i) the hypothetical monthly income related to the equity component in any month, (ii) the allocation to the equity component, if any, represented in the reference index during such month and (iii) the value of the reference index.
º	The hypothetical monthly income related to the equity component in any month will be calculated based on the value of (i) a pro rata share of the annual aggregate dividends, if any, in respect of shares of the iShares MSCI EAFE Index Fund, as more fully described herein, and (ii) the premiums from the sale of hypothetical call options on shares of the iShares MSCI EAFE Index Fund used in the “buy-write” strategy.
º	The annual target yield on the equity component is 10% . However, there is no guarantee that the actual yield on the equity component will equal the annual target yield. Furthermore, the actual yield on the equity component will only be reflected in the coupon payment to the extent that the reference index is allocated to the equity component. The annual target yield is not an indication or a guarantee of your return on the securities or of the monthly coupon payments, if any, that you will receive on the securities.
º	The securities will not pay any coupon during a month, if the hypothetical monthly income is required to be hypothetically reinvested in the equity component in order to help prevent the allocation to the equity component within the reference index from being reduced to zero. Furthermore, the securities will not pay a coupon for the remainder of their term, if at any time the allocation to the equity component is reduced to zero.
•	The securities may not be redeemed, in whole or in part, prior to maturity.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61750V840.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(2)	Agent’s Commissions(1)(2)	Proceeds to Company

Per security	$10	$0.30	$9.70
Total	$	$	$

(1)	If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities additional commissions on an annual basis. For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
(2)	The Securities will be issued at $10 per Security and the agent’s commissions will be $0.30 per Security; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of Securities will be $9.95 per Security and $0.25 per Security, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of Securities will be $9.925 per Security and $0.225 per Security, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of Securities will be $9.90 per Security and $0.20 per Security, respectively.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The securities offered are medium-term notes of Morgan Stanley. The return on the securities is linked to the performance of a dynamic reference index which tracks hypothetical investments in two assets and a liability, which we collectively refer to as the index components. These securities combine features of debt and equity by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the upside potential of the reference index and income calculated by reference to a hypothetical “buy-write” strategy related to the iShares® MSCI EAFE Index Fund represented by the equity component.

     “iShares® ” is a registered trademark of Barclays Global Investors, N.A.

Each security costs $10

We, Morgan Stanley, are offering you Protected Buy-Write Securities due January 27, 2012, Based on the Performance of the 2007-1 Dynamic Reference Index, which we refer to as the securities. The principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities. We expect that the secondary market prices of the securities will be adversely affected by the fact that the issue price of the securities includes the agent’s commissions. See “Risk Factors—The inclusion of commissions in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The reference index

The reference index is a dynamic composite index that will track the performance of hypothetical investments in two assets, the equity component and the zero-coupon bond component, and in one liability, the leverage component, which we collectively refer to as the index components. The equity component is a hypothetical equity investment in a “buy-write” strategy related to shares of the iShares® MSCI EAFE Index Fund (each, an “EFA iShare® ”). The zero-coupon bond component is a hypothetical debt investment in zero-coupon bonds. The liability, which we refer to as the leverage component, represents hypothetical borrowed funds that may, under certain circumstances, be used to leverage the allocation to the equity component in the reference index.

Initially, the reference index is expected to be allocated 90% to 100% to the equity component, 0% to 10% to the zero-coupon bond component and 0% to the leverage component. The actual initial allocations will be set on the day we price the securities for initial sale to the public, which we refer to as the pricing date, based on the targeted equity exposure on the pricing date. These allocations will be adjusted over the term of the securities depending on the performance of the asset components as described in this pricing supplement. For an explanation of how the calculation agent determines the targeted equity exposure and makes allocation adjustments, see “Allocations among the index components” below.

Payment at maturity

At maturity, if the reference index final value is greater than the threshold value, you will receive the principal amount of $10 plus a supplemental redemption amount based on the performance of the reference index.

The threshold value of the reference index will be 100. However, because the initial value of the reference index will be set at 97 on the pricing date, we will pay you a supplemental redemption amount only if the reference index final value is at least 3.1% greater than the initial value of the reference index. The reference index final value will be determined by the calculation agent and will equal the level of the reference index on January 20, 2012, which we refer to as the determination date.

100% Principal Protection

At maturity, we will pay you at least $10 plus the supplemental redemption amount, if any.

The Supplemental Redemption Amount
Linked to the Reference Index

The supplemental redemption amount will be equal to (i) $10 times (ii) the percentage, if any, by which the reference index final value exceeds the threshold value. If the reference index final value is greater than the threshold value, the supplemental redemption amount will be calculated as follows:

supplemental redemption				(reference index final value – threshold value)
amount	=	$10	x
				threshold value
where,

threshold value	=	100

reference index final	=	the reference index closing value, as described
value		below under “—The value of the reference
		index,” on the determination date, as calculated
		by the calculation agent

If the reference index final value is less than or equal to the threshold value, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the principal amount of $10 for each security that you hold and will not receive any supplemental redemption amount. You should review the examples of hypothetical payments on the securities in Annex A—”Hypothetical Payments at Maturity” and see also “Risk Factors—Reference index allocation procedures may adversely impact the supplemental redemption amount.”

You can review hypothetical historical values of the reference index, as well as the historical levels of the EFA iShares® , in the section of this pricing supplement called “Description of Securities—Additional Information—Hypothetical Historical Data on the Reference Index” and “—Historical Information on the iShares® MSCI EAFE Index Fund.”

Investing in the securities is not equivalent to investing in the index components, the EFA iShares® or the stocks underlying the iShares® MSCI EAFE Index Fund.

The value of the reference index

The initial value of the reference index will be 97, which we expect to be allocated initially 90% to 100% to the equity component, 0% to 10% to the zero-coupon bond component and 0% to the leverage component. During the term of the securities, the value of the reference index on any day will equal the sum of (i) the value of the equity component times the number of units of equity component then included in the allocation to the equity component, plus (ii) the value of the zero-coupon bond component times the number of units of zero-coupon bond component then included in the allocation to the zero-coupon bond component, minus (iii) the value of the leverage component, if any, and, minus (iv) one day’s pro rata portion of the reference index adjustment factor of 1.25% per annum, if the reference index then includes any allocation to the equity component. See “Description of Securities— Reference Index.” For a further explanation of the “units” included in the index component allocations, see “Description of Securities—Determination of the Reference Index Value.”

The index components

Equity component. The equity component reflects the value over time of a hypothetical investment in the EFA iShares® using a “buy-write” strategy, in which (i) an investment in the EFA iShares® is purchased and (ii) call options on the EFA iShares® are sold on a monthly basis for a one-month term. We refer to this hypothetical $100 investment as one “unit” of the equity component when we calculate the reference index closing value. A “buy-write” strategy provides income from option premiums (the amount received upon the sale of an option), but limits participation in any appreciation of the EFA iShares® . The sales of the hypothetical call options on EFA iShares® contribute to the hypothetical monthly income on which the monthly coupon of the securities is based, but the sale of these hypothetical call options limits the participation of the equity component and, therefore, of the reference index in any monthly increases in the value of the EFA iShares® beyond the option’s exercise price.

During the term of the securities, the value of the equity component will change based primarily on the performance of the EFA iShares® , subject, in the case of any increases, to monthly limits resulting from the “buy-write” strategy. Any monthly coupon payments on the securities will be calculated based on the equity component of the reference index, as more fully described below. Coupon payments will not be paid if the allocation to the equity component within the reference index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the equity component below certain threshold levels, as described in “Description of Securities—The Reference Index.”

Zero-coupon bond component. During the term of the securities, the value of the zero-coupon bond component on any day will reflect the value of a hypothetical $100 face value zero-coupon bond maturing on the scheduled determination date of the securities with a yield equal to the applicable zero-coupon yield based on prevailing USD swap rates. We refer to the hypothetical $100 face value investment as one “unit” of the zero-coupon bond component when we calculate the reference index closing value. “USD swap rates” at any time on any day means the per annum fixed rate that would be payable at that time in order to receive 3 month LIBOR (reset quarterly) for a specified term, as provided by Bloomberg Financial Markets or, if Bloomberg is not available, by another recognized source selected by the calculation agent on that date. See “Description of Securities—The Reference Index.”

Leverage component. Unlike the equity component and zero-coupon bond component, each of which represents hypothetical assets in the reference index, the leverage component represents a hypothetical liability in the reference index. The leverage component will track the value of each $1 of hypothetical borrowings used to increase the percentage of the reference index deemed to be allocated to the equity component above 100%, which will only occur after the percentage of the reference index deemed to be allocated to the zero-coupon bond component has been reduced to zero. Whenever the exposure to the equity component is increased through the use of the leverage component, the amount of the leverage component will be increased daily by an amount equal to a daily leverage charge, which is equivalent to a daily interest charge on the leverage component, as increased by any previous daily leverage charge amounts, at the federal funds rate plus a spread of 0.75% per annum. The daily leverage charge and the resulting increase in the leverage component will reduce the overall level of the reference index, which may adversely affect your payment at maturity. See “Description of Securities —The Reference Index.”

Allocations among the index components

The allocations of hypothetical funds to the index components will be adjusted throughout the term of the securities upon each occurrence of a reallocation determination event, an underlying share reallocation event or a defeasance event based on specified reference index reallocation procedures. Each of these events is described in the following paragraphs of this summary and, in more detail in “Description of Securities—Reference Index—Reallocation of the Index Components.” The reference index reallocation procedures are designed to maximize the reference index’s exposure to the equity component to the extent that such equity component exposure is consistent with the objective of achieving a value of the reference index of at least 100 on the scheduled determination date.

The reference index reallocation procedures provide that a “reallocation determination event” will have occurred if the calculation agent determines that the difference between the closing value of the reference index and the “bond floor” as a percentage of the value of the allocation to the equity component, which we refer to as the “gap ratio,” is outside a range of 15% to 25%, which we refer to as the “target gap risk range.”

The “bond floor” is equal to the value of a hypothetical $100 face value zero coupon bond maturing on the scheduled determination date, with a yield equal to the applicable zero-coupon yield based on prevailing USD swap rates, as defined above. The bond floor is compared to the reference index value in order to determine whether more or less hypothetical funds may be invested in the equity component in a manner that is consistent with the goal of assuring that the value of the reference index will be at or above 100 at maturity.

If the “gap ratio” is below the target gap risk range, indicating that the exposure to the equity component is outside the preferred risk tolerance of the reference index, the index reallocation procedures require a reduction of the allocation to the equity component down to the targeted equity exposure (as defined below). If the “gap ratio” is above the target gap risk range, indicating a suboptimal exposure to the equity component, the index reallocation procedures require an increase of the allocation to the equity component up to the targeted equity exposure.

The targeted equity exposure at any time is based on a multiple of 5 times a “buffer.” The buffer represents the percentage by which the reference index exceeds the bond floor on any day.

targeted equity exposure = 5 x buffer,

provided that the targeted equity exposure will not exceed 150% of the reference index where,
(closing value of reference index – bond floor)
buffer	=
closing value of reference index

bond floor	=	the value of a hypothetical $100 face value zero
coupon bond, determined as described above

Pursuant to the reference index reallocation procedures, the allocation of hypothetical funds to the zero-coupon bond component may increase over the term of the securities, generally under circumstances when the value of the equity component decreases or interest rates fall. A fall in interest rates will cause the bond floor to rise, in which case, assuming no change in the value of the equity component, it would be more likely that hypothetical funds would be allocated out of the equity component and into the zero-coupon bond component. See “Description of Securities—Reference Index—Determination of Index Component Allocations” and “Annex B—Hypothetical Reallocations of the Index Components.”

On each trading day, the calculation agent will test whether a reallocation determination event has occurred based on the values of the index components at the close of business on the preceding trading day. Generally, any required hypothetical reallocation of funds will be effected by the calculation agent on the day of such determination, based on the values of the index components at the close of business on such determination day.

Notwithstanding any preceding reallocation determination event or any pending reallocation, if at any time during any trading day the value of the EFA iShares® has declined from its closing price on the previous trading day by 10% or more, which we refer to as an underlying share reallocation event, a reallocation will be effected by the calculation agent as soon as reasonably practicable.

In addition, if in testing whether a reallocation determination event has occurred or following an underlying share reallocation event, the calculation agent determines that the buffer has fallen to below 1%, which we refer to as a defeasance event, all of the hypothetical funds will be allocated to the zero-coupon bond component for the remaining term of the securities. If hypothetical funds are completely allocated out of the equity component and into the zero-coupon bond component, your opportunity to receive coupon payments on the securities will end and your payment at maturity per security will be limited to the $10 principal amount plus a small supplemental amount, if any.

Potential variable coupon payments calculated by reference to the equity component

The monthly coupon on the securities will vary and may be zero. We will pay coupon payments, if any, in cash each month. The amount of the coupon payments, if any, will depend on (i) the hypothetical monthly income related to the performance of the equity component in any month, (ii) the allocation to the equity component, if any, represented in the reference index during such month and (iii) the value of the reference index.

The hypothetical monthly income related to the equity component in any month will be based on the value of (i) a pro rata share (based on the number of days in the relevant monthly coupon payment period) of the annual aggregate cash dividends, if any, in respect of the EFA iShares® for which the ex-dividend dates fell within the calendar year preceding the year in which the relevant monthly coupon payment period occurs and (ii) the premiums from the sale of hypothetical call options on the EFA iShares® used in the “buy-write” strategy for that monthly coupon payment period.

However, if the calculation agent determines that the level of the reference index excluding the hypothetical monthly income is less than 105% of the bond floor at the close of business on the applicable monthly income determination date (other than the final monthly income determination date), no coupon payment will be made and the hypothetical monthly income for such period will instead be deemed reinvested in the equity component in order to help prevent the allocation to the equity component within the reference index from being reduced to zero. See “Description of Securities—Monthly Coupon Payments” in this pricing supplement.

Costs associated with your investment in thesecurities

The level of the reference index and therefore your return on the securities will reflect the deduction of the following costs over the term of the securities:

An implicit sales charge is paid to us upon the purchase of the securities because the initial value of the reference index was set to 97, while the threshold value is equal to 100. For you to receive a supplemental redemption amount on the maturity date, the reference index final value must exceed 100 on the determination date. Therefore, the level of the reference index must increase by at least 3.1% for you to receive an amount in excess of the $10 principal amount of the securities.

If any hypothetical funds are allocated to the equity component, a “reference index adjustment factor” will reduce the level of the reference index as a whole by 1.25% per year, applied daily on the basis of a 365-day year to the benefit of the calculation agent from the day immediately following the pricing date through the determination date. The reference index adjustment factor will be calculated and subtracted from the equity component and zero-coupon bond component on a pro rata basis at the end of each day after effecting any reallocation on that day. If at any time the allocation of the index to the equity component is zero, the reference index adjustment factor will not apply.

In addition, if any hypothetical funds are allocated to the equity component, an “equity component adjustment factor” will reduce the value of the equity component by 1% per year, applied daily on the basis of a 365-day year to the benefit of the calculation agent from the day immediately following the pricing date through the determination date. If at any time the allocation of the index to the equity component is zero, the equity component adjustment factor will not apply. The aggregate reductions in any monthly coupon payment period will not exceed the amount of hypothetical monthly income that accrues in that monthly coupon payment period.

A “daily leverage charge” will apply if the hypothetical investment in the equity component is leveraged through the use of hypothetical borrowed funds. The daily leverage charge will increase the amount of leverage daily by the interest expense deemed to have been incurred on those funds, which will equal the amount of the leverage component outstanding on the applicable day multiplied by the federal funds rate on that day plus 0.75%, divided by 360. This deemed expense will reduce the level of the reference index on each day that the reference index includes a leverage component.

The reallocation of hypothetical funds in the reference index is effected by hypothetical sales and purchases of the equity component and/or the zero-coupon bond component, sometimes supplemented by hypothetical borrowings represented by the leverage component. In calculating the proceeds from hypothetical sales of the index components, the calculation agent will use prices on the lower side of the applicable bid/offer spread, while in calculating the amount of additional index components hypothetically purchased in any such reallocation, the calculation agent will use prices on the higher side of the applicable bid/offer spread. Consequently, you will bear the cost of the bid/offer spread in those hypothetical purchase and sale transactions, which will be reflected in corresponding reductions in the value of the reference index.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® , Inc., a registered investment company. iShares® , Inc. consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index® . It is possible that this fund may not fully replicate the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

MSCI EAFE Index®

The MSCI EAFE Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., or MSCI® , a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand. For further information regarding the MSCI EAFE Index and currency exchange rate risk, see “Risk Factors—The securities are subject to currency exchange risk” and “Description of Securities—The MSCI EAFE Index® .”

MSCI® is our subsidiary

MSCI publishes the MSCI EAFE Index and is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the design and maintenance of the MSCI EAFE Index, including decisions regarding the calculation of the MSCI EAFE Index, such as the addition and deletion of component stocks and other methodological modifications of the MSCI EAFE Index. The actions and judgments of MSCI may affect the value of the MSCI EAFE Index and, consequently, could adversely affect the closing price of the EFA iShares® , to the extent that the EFA iShares® generally track the MSCI EAFE Index, and the value of the securities. The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

You may revoke your offer to purchase the securities prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying your broker. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

MS & Co. will be the calculation agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for us with respect to the securities. As calculation agent, MS & Co. will determine the supplemental redemption amount, if any, you will receive at maturity, the reference index closing value, the closing price of the EFA iShares® , the closing value of the equity component and zero-coupon bond component, the amount of the leverage component, the reference index adjustment factor, the equity component adjustment factor, ,the underlying share multiplier, the daily leverage charge, the coupon payments, if any, and the related determinations regarding the dividends on the EFA iShares® , the hypothetical call option premiums and the current option values.

The securities will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will be required to include in income original issue discount based on the comparable yield (as discussed in this pricing supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation — Non- U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the securities

The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and the prospectus dated January 25, 2006. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Securities” and the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.” The tax treatment of investments in index- linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of

Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to obtain information about the reference index

You may contact your broker or your local Morgan Stanley branch office to obtain information about the current value of the reference index, the current allocation of the index components in the reference index and the amount of the most recently determined monthly coupon payment.

RISK FACTORS

     The securities are unsecured debt of Morgan Stanley and investing in the securities is not equivalent to investing directly in the reference index or any of the index components. Although the calculation of the payment to you at maturity and the coupon payments, if any, on the securities are linked to the performance of the reference index and the equity component, Morgan Stanley is not required to make any investment in the reference index or any of the index components. The performance of the reference index and of each index component is based solely on hypothetical investments and borrowings. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities may not pay more than the principal amount at maturity

If the reference index final value is less than or equal to the threshold value, the supplemental redemption amount will be zero and you will receive only the principal amount of $10 for each security you hold at maturity. The return of only the principal amount at maturity, and the variable coupons, if any, over the term of the securities may be less than the amount that would be paid on an ordinary debt security and may not compensate you for the effects of inflation and other factors relating to the value of money over time.

Unlike ordinary debt securities, the securities do not guarantee the regular payment of interest

Unlike the regular interest payments on ordinary debt securities, the monthly coupon payments on the securities will vary depending on (i) the hypothetical monthly income related to the equity component in the reference index during any month, (ii) the allocation to the equity component, if any, represented in the reference index during that month and (iii) the value of the reference index. During any month (except the last month before the maturity date), it is possible that the coupon may be set to zero, if the hypothetical income is required to be invested in the equity component to prevent the allocation to the equity component in the reference index from going to zero. Furthermore, if the allocation to the equity component in the reference index goes to zero, the securities will not pay a coupon for the remainder of their term.

Over time less than the initial 90% to 100%, and possibly none, of the reference index may be allocated to the equity component

The formula that determines the index component allocations is designed so that the value of the reference index should equal at least 100 on the determination date, including upon the occurrence of a defeasance event, as described in this pricing supplement. Certain economic or market factors, such as low interest rates or declines or insufficient gains in the value of the equity component, will cause the allocation to the zero-coupon bond component to increase. Any allocation of the reference index to the zero-coupon bond component will reduce the allocation to the equity component and therefore the extent to which the reference index will participate in the performance of the equity component. The appreciation, if any, of the reference index above the threshold level is dependent upon the equity component within the reference index. In other words, it is possible that the value of the equity component may increase during the term of the securities, but that the level of the reference index, and consequently the amount of the supplemental redemption amount, may reflect little, if any, of that increase.

Reference index reallocation procedures may adversely impact the supplemental redemption amount

Investing in the securities is not the same as a direct investment in any of the index components, because the reference index changes its allocation among the index components whenever a reallocation determination event occurs. The timing of the reallocations among the index components can adversely affect the level of the reference index on the determination date, which will in turn adversely affect the supplemental redemption amount. For example, if the allocation to the equity component is reduced to zero early in the term of the securities, that allocation will remain at zero for the remaining term of the securities, you will not receive any coupon payments for the remaining term of the securities and your payment on the maturity date will be limited to the $10 principal amount per security, and a small supplemental redemption amount, if any. As shown in the tables and graphs provided under “Description of Securities—Additional terms of the Securities— Hypothetical Historical Data on the Reference Index,” a hypothetical investment in the securities during the illustrative five-year periods beginning on January 1 in each year from 1996 to 2001 would have resulted in supplemental redemption amounts in a range from $0.09 to $0.37 per security. See “Description of Securities— Additional terms of the Securities—Hypothetical Historical Data on the Reference Index.”

In addition, changes in the asset allocation of the reference index are effected through hypothetical purchases and sales of the equity component and zero-coupon bond component in such a way that the cost of the bid-offer spread reduces the level of the reference index. Therefore, the frequency of reallocation determination events will affect the level of the reference index on the determination date.

The use of leverage may adversely affect the supplemental redemption amount

The formula that determines the index component allocations allows up to 150% exposure to the equity component under certain circumstances, with any exposure above 100% financed by the use of the leverage component. Although the leverage component offers the potential for increases in the reference index value that are greater than corresponding increases in the value of an unleveraged investment in the equity component, leverage also entails a higher degree of risk: any downward movement in the value of the equity component will result in a correspondingly larger reduction in the reference index. In addition, the daily leverage charge associated with the allocation to the leverage component will reduce the level of the reference index daily.

Costs associated with your investment in the securities will reduce the supplemental redemption amount

Your return on the securities will reflect the deduction of certain costs of investing in the securities. These costs include explicit charges that will be reflected in reductions in the value of the reference index over the term of the securities, by means of the reference index adjustment factor, the equity component adjustment factor and the daily leverage charge. The reference index will also be reduced as a consequence of effecting hypothetical purchases and sales of the equity component and the zero-coupon bond component at opposite sides of the applicable bid/offer spread in the course of reallocations of the index components. In addition, there is an implicit sales charge paid upon the purchase of the securities because the initial value of the reference index will be set at 97, which is below the threshold value of 100. The net effect of these costs will be to decrease the reference index final value. Accordingly, the supplemental redemption amount payable to you at maturity will be less than it would have been absent these costs. In order for you to receive a supplemental redemption amount, the value of the reference index will have to increase sufficiently to overcome the offsetting effect of all these costs.

There may be delays between the determination of a reallocation determination event and reallocation of hypothetical funds which could adversely affect thelevel of the reference index

The calculation agent will determine whether a reallocation determination event has occurred, and, if so, a new targeted equity exposure, at the beginning of each trading day based on the values of the reference index, the equity component and the buffer at the close of business on the previous trading day. However, any necessary reallocation will be effected at the close of business on the trading day on which the calculation agent makes the determination. As a result:

•

the calculation agent may determine that a reallocation determination event has occurred even if the values of the reference index, the equity component and the bond floor at the time the reallocation is effected would not result in a reallocation determination event;

•	in the event of a reallocation that would increase the equity component, the reference index may not participate as fully in any appreciation of the equity component that occurs between the determination of a reallocation determination event and the resulting reallocation; and

•	the calculation agent may effect a greater or lesser allocation to the equity component than otherwise would be required if the occurrence of a reallocation determination event were determined by the calculation agent at the end of the same trading day on which the reallocation was effected.

The ability of the calculation agent to effect a reallocation upon a 10% decline in the value of the EFA iShares® may not prevent significant losses in the value of the reference index

If at any time on any trading day the value of the EFA iShares® declines from its closing price on the previous trading day by 10% or more, the calculation agent, as soon as reasonably practicable, will determine a new targeted equity exposure and reallocate the hypothetical funds among the index components so that the percentage of the reference index hypothetically invested in the equity component is as close as reasonably practicable to the new targeted equity exposure. However, the ability of the calculation agent to effect this hypothetical reallocation may not prevent significant losses in the value of the reference index because of potential delays in effecting the hypothetical reallocation pursuant to the formula under the market conditions at that time.

The valuation of hypothetical call options for purposes of determining a reallocation determination event will be different than thevaluation of hypothetical call options for purposes of effecting a reallocation

For purposes of determining the occurrence of a reallocation determination event, the value of hypothetical call options on the EFA iShares® used to calculate the value of the equity component will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, reallocations will be effected through:

	•	deemed sales of options on the EFA iShares® (when purchasing additional equity component) at prices that reflect the value of call options determined using bid-side implied volatility, which may result in the equity component being purchased at a higher price than was assumed in determining the occurrence of a reallocation determination event; and

	•	deemed purchases of options on the EFA iShares® (when selling the equity component) at prices that reflect the value of call options determined using offered-side implied volatility, which may result in the equity component being sold at a lower price than was assumed in determining the occurrence of a reallocation determination event.

As a result, the value of the reference index may be reduced following each reallocation. See the section of this pricing supplement called “Description of Securities—Hypothetical Call Options.”

The appreciation of the equity component during any month will be capped due to the “buy-write” strategy

The “buy-write” strategy followed by the equity component produces hypothetical monthly income in part by giving up the appreciation of the EFA iShares® in any month above the exercise price of the hypothetical call option that is sold in that month. The amount of the appreciation of the EFA iShares® that is given up in any month to produce a targeted level of yield will vary depending on the volatility of the EFA iShares® , interest rates, dividend rates on the EFA iShares® and other factors. But the appreciation given up may be as much as all but 1% of the appreciation in the EFA iShares® in any month. On the other hand, the value of the equity component is fully exposed to declines in the value of the EFA iShares® . Therefore, although the equity component may produce yield in the form of hypothetical monthly income, the equity component will not participate as fully in the appreciation of the EFA iShares® as would a direct investment in the EFA iShares® . Because the “buy-write” strategy limits the appreciation of the value of the equity component, the supplemental redemption amount you receive on the securities will not be as substantial, even in the absence of a defeasance event, as the supplemental redemption amount for a security linked directly to the EFA iShares® .

The annual target yield and the adjusted annual target yield are not an indication nor a guarantee of current or expected yield on the securities

The annual target yield and the adjusted annual target yield for the equity component are set at 10% and 11.1%, respectively, and are used only in calculating the targeted monthly premium for the equity component. They are not, however, an indication of current or expected yield on the securities themselves or a guarantee of any yield over the term of the securities. The coupon payments, if any, on the securities depend not only on the hypothetical monthly income on the equity component but also on the amount of the equity component represented in the reference index, if any, and the value of the reference index.

The securities will not be listed

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily. Because we do not expect that other market makers to participate in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities. The return of your principal is guaranteed only if you hold the securities to maturity.

Market price of the securities influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

	•	the value of the reference index and the index components at any time,

	•	the closing value of the EFA iShares® at any time,

	•	the volatility (frequency and magnitude of changes in value) of the EFA iShares® ,

	•	the value of call options on the EFA iShares® at any time,

	•	interest and yield rates in the market,

	•	the dividend rate on the EFA iShares® ,

	•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the iShares® MSCI EAFE Index Fund or stock markets generally and that may affect the reference index final value,

	•	the time remaining to the maturity of the securities, and

	•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if at the time of sale or on an earlier date the value of the reference index is at, below or not sufficiently above the threshold value, or if the allocation to the equity component in the reference index has decreased to zero.

You cannot predict the future performance of the reference index, the index components or the EFA iShares® or the level of interest rates based on their historical performance. We cannot guarantee that the reference index final value will be higher than the threshold value so that you will receive at maturity an amount in excess of the principal amount of the securities.

The inclusion of commissions in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

There are risks associated with investments in securities linked to the value of foreign equity securities

The stocks included in the MSCI EAFE Index and that are generally tracked by the EFA iShares® have been issued by companies in various foreign countries. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross- shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The value of the EFA iShares® are subject to currency exchange risk

Because the closing price of the EFA iShares® reflects the U.S. dollar value of the stocks underlying the iShares® MSCI EAFE Index Fund, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the value of the EFA iShares® will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

• • •	existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Adjustments to the EFA iShares® or to the MSCI EAFE Index could adversely affect the value of the securities

Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks constituting the iShares® MSCI EAFE Index Fund. In addition, MSCI is responsible for calculating and maintaining the MSCI EAFE Index. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index and, consequently, of the EFA iShares® . Any of these actions could adversely affect the closing price of the EFA iShares® and, consequently, the value of the securities.

The EFA iShares® and the MSCI EAFE Index are different

The performance of the EFA iShares® may not exactly replicate the performance of the MSCI EAFE Index because the EFA iShares® will reflect transaction costs and fees related to the iShares® MSCI EAFE Index Fund that are not included in the calculation of the MSCI EAFE Index. It is also possible that the EFA iShares® may not fully replicate the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. BGFA may invest up to 10% of the iShares® MSCI EAFE Index Fund’s assets in securities not included in the MSCI EAFE Index, but which BGFA believes will help the fund track the MSCI EAFE Index.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the EFA iShares®

MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the EFA iShares® . However, the calculation agent will not make an adjustment for every event that could affect the EFA iShares® . If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours

In addition to the commission paid at the time of the initial offering of the securities, commissions will be paid on an annual basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities. These additional commissions will accrue at an annual rate of 0.5% per security for each day that hypothetical funds are allocated to the equity component. We expect that the brokerage firm through which you hold your securities will pay a portion of these additional proceeds to your broker.

As a result of these arrangements, the brokerage firm through which you hold your securities and your broker may have economic interests that are different than yours. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to hold the securities because they will not receive the annual commission for the current year or for future years if you sell your securities. You should take the above arrangements and the potentially different economic interests they create into account when considering whether to make, or continue holding, an investment in the securities.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. MSCI and MS & Co., the calculation agent, are each our subsidiaries. MSCI is responsible for calculating and maintaining the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the MSCI EAFE Index and, consequently, the price of the EFA iShares® , to the extent that the EFA iShares® generally track the MSCI EAFE Index, and the value of the securities. The inclusion of a component stock in the MSCI EAFE Index is not an investment recommendation by Morgan Stanley or MSCI of that security.

MS & Co. and MSCI are under no obligation to consider your interests as an investor in the securities and will not do so. Any such actions or judgments by MSCI or MS & Co. could adversely affect the closing price of the EFA iShares® and, consequently, the value of the securities.

As calculation agent, MS & Co. will calculate the supplemental redemption amount, if any, you will receive at maturity. MS & Co. will also make determinations with respect to the reference index closing value, the underlying shares closing value, the equity component value, the zero-coupon bond component value, the reference index adjustment factor, the equity component adjustment factor, the underlying share multiplier, the daily leverage charge, the hypothetical monthly income, the dividend yield, the hypothetical call options, the current option values and the coupon payments, if any, you may receive over the term of the securities and at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a discontinuance of the iShares® MSCI EAFE Index Fund, may affect the payment to you over the term of the securities or at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “— Discontinuance of the iShares® MSCI EAFE Index Fund; Alteration of Method of Calculation.”

The issue price of the securities includes the agent’s commissions. In addition, the reference index is subject to adjustment factors as long as the reference index includes any allocation to the equity component. The adjustment factors reduce the value of the reference index and the equity component to the benefit of the calculation agent in order to fund the ongoing commissions and the costs of hedging our obligations under the securities. The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our and our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the EFA iShares® , call options on the EFA iShares® or USD swap rates

MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the EFA iShares® or the MSCI EAFE Index), including trading in the EFA iShares® , stocks constituting the MSCI EAFE Index and call options on the EFA iShares® , as well as in other instruments related to the EFA iShares® or the MSCI EAFE Index, and in USD interest rate swaps. MS & Co. and some of our other subsidiaries also trade the EFA iShares® , stocks constituting the MSCI EAFE Index, call options on the EFA iShares® , other financial instruments related to the EFA iShares® or the MSCI EAFE Index and

USD interest rate swaps on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the securities for initial sale to the public could potentially increase the initial value of the EFA iShares® and, as a result, could increase the value at which the EFA iShares® must close before you receive a payment at maturity that exceeds the principal amount on the securities. Additionally, such hedging or trading activities during the term of the securities (and in particular on each coupon payment date) could potentially affect the value of the EFA iShares® , call options on the EFA iShares® and USD swap rates on the monthly income determination dates and on the determination date and, accordingly, the amount of cash you may receive on the coupon payment dates and at maturity.

Furthermore, the hedging activities of our subsidiaries on each monthly income determination date may constitute a significant portion of the volume of the transactions in call options on the EFA iShares® on such dates. If there is not sufficient demand for these call options, the hedging activity of our subsidiaries could cause a decline, and possibly a significant decline, in the value of these call options when they are priced for hypothetical inclusion in the reference index.

We may issue other securities linked to the EFA iShares® and we may issue additional Protected Buy-Write Securities linked to the EFA iShares® during the term of the securities, in which case our combined hedging activity may represent a larger percentage of the overall volume of the transactions in the relevant call options on the EFA iShares® each month as well as in other instruments related to, or stocks underlying, the EFA iShares® . This increased hedging activity may have an adverse affect on the value of such call options and of the EFA iShares® and, consequently, the securities.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $10 principal amount of any of our Protected Buy-Write Securities Due January 27, 2012, Based on the Performance of the 2007-1 Dynamic Reference Index. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Pricing Date Original Issue Date (Settlement Date ) Maturity Date Specified Currency CUSIP Number Minimum Denominations Issue Price	$ , 2006 , 2006 January 27, 2012 U.S. Dollars 61750V840 $10 $10 (100%)

Monthly Coupon Payments

Coupon Payment Dates

For each Monthly Coupon Payment Period, the third Business Day following the Monthly Income Determination Date in respect of such Monthly Coupon Payment Period; provided that for the Monthly Coupon Payment Period occurring in January 2012, the Coupon Payment Date will be the Maturity Date. The first Coupon Payment Date will be February 21, 2007.

Monthly Coupon Payment Period

Each monthly period from and including a Monthly Income Determination Date to but excluding the next succeeding Monthly Income Determination Date; provided that the initial Monthly Coupon Payment Period will begin on the Business Day immediately following the Pricing Date.

Monthly Income Accrual Dates

For each Monthly Coupon Payment Period, the Monthly Income Determination Date that is the first day of such Monthly Coupon Payment Period; provided that the initial Monthly Income Accrual Date will be the Business Day immediately following the Pricing Date.

Monthly Income Determination Dates

The third Friday of each month, beginning February 16, 2007, and the Determination Date or, if any such day is not an Trading Day, the day on which options settlement for the listed options on the EFA iShares® occurs, which is expected to be the immediately preceding Trading Day. On each Monthly Income Determination Date, the Calculation Agent will determine the amount of the Coupon Payment per Security deemed to have accrued on the Securities during such Monthly Coupon Payment Period. No Coupon Payments will be deemed to accrue on the Securities after the Determination Date.

Coupon Payments

The amount of the Coupon Payments, if any, will be determined by the Calculation Agent on each Monthly Income Determination Date and will equal (A) the product of (i) the Hypothetical Monthly Income calculated for such Monthly Coupon Payment Period divided by the Equity Component Closing Value, (ii) the allocation to the Equity Component and (iii) the Reference Index Closing Value, each as determined on the Monthly Income Determination Date, divided by (B) 10.

The calculation in clause (A) determines the amount of Hypothetical Monthly Income per dollar value of the Equity Component and multiplies that amount by the number of dollars of Equity Component represented in the Reference Index. Because the Hypothetical Monthly Income is based on the Equity Component, which tracks an initial $100 investment in the “buy- write” strategy, the product calculated in clause (A) above is divided by 10 in order to apply the calculation of the coupon proportionally to the $10 initial issue price and stated principal amount of each Security.

The determination of the monthly Coupon Payment may be represented by the following formula:

Hypothetical Monthly Income

* allocation to Equity Component * Reference Index Closing Value
Coupon Payment	=	Equity Component Closing Value

10

The Hypothetical Monthly Income calculated for each Monthly Coupon Payment Period will in turn be based on the value of (i) a pro rata share (based on the number of days in that Monthly Coupon Payment Period) of the annual aggregate cash dividends, if any, in respect of the EFA iShares® for which the ex-dividend dates fell within the calendar year preceding the year in which that Monthly Coupon Payment Period occurs and (ii) the value of premiums from the sale of hypothetical call options used in a “buy-write” strategy on the EFA iShares® , in each case, in proportion to the amount of EFA iShares® then tracked by the Equity Component, as further described below.

Coupon Payments on each Security, if any, will be paid in cash on each Coupon Payment Date; provided that if the Calculation Agent determines that the level of the Reference Index (less any Hypothetical Monthly Income) is less than 105% of the Bond Floor at the close of business on the Monthly Income Determination Date for any Monthly Coupon Payment Period (except the last Monthly Coupon Payment Period before the Maturity Date), no Coupon Payments will be paid on the next succeeding Coupon Payment Date and any Hypothetical Monthly Income for such period will be deemed reinvested in the Equity Component at the close of business on the next Monthly Income Accrual Date. The amount of each Coupon Payment will vary and, under certain circumstances, may be zero. See “— Hypothetical Monthly Income” below. Upon the occurrence of a Defeasance Event, as described below under “Reference Index— Defeasance Events,” or, if the weighting of the Equity Component is otherwise reduced to zero, Hypothetical Monthly Income will cease to accrue on the Securities and you will receive no further Coupon Payments for the remainder of the term of the Securities.

We shall, or shall cause the Calculation Agent to provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered as coupon payment for each month over the term of the Securities with respect to the $10 principal amount of each Security. We expect such amount of cash will be distributed to investors on the applicable Coupon Payment Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

For examples of how the monthly coupon payments are calculated, see Annex C—“Hypothetical Coupon Calculations on the Securities.”

Record Date

The Record Date for each Coupon Payment Date, including the Coupon Payment Date scheduled to occur on the Maturity Date, will be the date five (5) calendar days prior to such scheduled Coupon Payment Date, whether or not such day is a Trading Day.

Payment at Maturity

Payment at Maturity

At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to each $10 principal amount of each Security an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, each as determined by the Calculation Agent. See “Supplemental Redemption Amount” below.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $10 principal amount of each Security, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities — The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount

The Supplemental Redemption Amount will be equal to (i) $10 times (ii) the Reference Index Percent Change; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

Reference Index Percent Change

The Reference Index Percent Change is a fraction, the numerator of which will be the Reference Index Final Value minus the Threshold Value and the denominator of which will be the Threshold Value. The Reference Index Percent Change is described by the following formula:

Reference Index Percent		Reference Index Final Value – Threshold Value
Change	=
Threshold Value

Reference Index Initial Value Threshold Value Reference Index Final Value	97 100 The Reference Index Closing Value on the Determination Date, as calculated by the Calculation Agent.

Reference Index Closing Value

The Reference Index Closing Value on any Trading Day will be the Reference Index Closing Value calculated by the Calculation Agent based on the values of the Index Components at the regular weekday close of trading on that Trading Day as described in “The Reference Index—Determination of the Reference Index Closing Value” below.

The Reference Index Closing Value on any day that is not an Trading Day will equal the Reference Index Closing Value on the previous day minus the Reference Index Adjustment Factor and the Daily Leverage Charge (each as defined in “The Reference Index—Index Components” below), if any, for that day. The Reference Index Closing Value will be otherwise unaffected by any changes in the values of the Index Components (as defined in “The Reference Index” below) that might occur on a non-Trading Day.

You may contact your broker or your local Morgan Stanley branch office to obtain information about the Reference Index Closing Value, the current allocation of the Index Components in the Reference Index and the amount of the most recently determined Monthly Coupon Payment.

Determination Date

The Determination Date will be January 20, 2012, which is the fifth scheduled Trading Day before the Maturity Date, subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

If the scheduled Determination Date is not an Trading Day or if a Market Disruption Event occurs on such date, the Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that, if a Market Disruption Event has occurred on each of the three Trading Days immediately succeeding the scheduled Determination Date, the Calculation Agent will determine the Reference Index Closing Value on such third succeeding Trading Day in the case of the Reference Index, as described under “— Reference Index Closing Value” above and in the case of the EFA iShares® , the Calculation Agent will determine the Closing Price for the EFA iShares® on such third succeeding Trading Day in accordance with the third and fourth sentences of the definition of “Closing Price” below.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC (“AMEX”), The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the- counter market for equity securities in the United States.

The Reference Index

Reference Index

The Reference Index is a dynamic composite index that tracks the performance of hypothetical investments in two assets and a liability. The two assets are (i) the “Equity Component,” which represents a hypothetical $100 equity investment in a “buy-write” strategy related to the EFA iShares® and (ii) the “Zero-Coupon Bond Component,” which represents the value of a hypothetical $100 face value zero-coupon bond maturing on the scheduled Determination Date. The liability, which we refer to as the “Leverage Component,” represents hypothetical borrowed funds that may, under certain circumstances, be used to leverage the allocation to the Equity Component in the Reference Index. We collectively refer to the Equity Component, the Zero-Coupon Bond Component and the Leverage Component as the “Index Components.” The initial allocations of the hypothetical funds in the Reference Index to the Index Components on the Pricing Date are expected to be 90% to 100% to the Equity Component, 0% to 10% to the Zero-Coupon Bond Component and 0% to the Leverage Component. The actual initial allocations will be determined on the Pricing Date.

The Calculation Agent will adjust the allocations of the hypothetical funds in the Reference Index from the Pricing Date to and including the Determination Date upon each occurrence of a Reallocation Determination Event or an Underlying Share Reallocation Event (each as defined below), each in accordance with the Reference Index Reallocation Procedures described below. Upon the occurrence of a Defeasance Event (as defined below), the Calculation Agent will allocate all of the hypothetical funds to the Zero-Coupon Bond Component for the remaining term of the Securities. See “—Reallocation Determination Events and Allocations of the Index Components—Reallocation Determination Events,” “—Reference Index Reallocation Procedures,” “—Underlying Share Reallocation Events” and “— Defeasance Events” below.

The Index Components

The Equity Component and the Equity Component Closing Value.
The Equity Component represents the value over the term of the Securities of a hypothetical investment in a “buy-write” strategy on the EFA iShares® pursuant to which (i) an investment in the EFA iShares® is purchased and (ii) call options on the EFA iShares® are sold on a monthly basis for a one-month term.

As more fully explained in the following paragraphs, we track the value of the Equity Component over time based on the performance of the initial $100 hypothetical investment in the “buy-write” strategy made as such amount is increased or decreased by changes in the value of the EFA iShares® and by the hypothetical monthly sale and monthly cash-settlement of options on the EFA iShares® and is decreased by the Equity Component Adjustment Factor. We refer to this hypothetical $100 investment as one “unit” of the Equity Component when we calculate the Reference Index Closing Value, as described below. In order to calculate the Hypothetical Monthly Income, the Calculation Agent will have to determine the amount of dividends and option premiums earned based on the amount of the EFA iShares® then represented in the Equity Component. See the definition of the Underlying Share Multiplier in the definition of “Underlying Shares Closing Value” and “Current Option Value” below.

The “Equity Component Closing Value” on any Trading Day will be determined by the Calculation Agent based upon the sum of (i) the Underlying Shares Closing Value plus (ii) the Hypothetical Monthly Income minus (iii) the Current Option Value, in each case as determined by the Calculation Agent on such Trading Day.

The initial allocation to the Equity Component is expected to be 90% to 100% of the Reference Index Initial Value and will be determined on the Pricing Date based on the Targeted Equity Exposure as calculated on the Pricing Date.

The “Underlying Shares Closing Value” on any Trading Day will equal the Closing Price of the EFA iShares® on that Trading Day times the Underlying Share Multiplier. The “Underlying Share Multiplier” will equal $100 divided by the Closing Price of the EFA iShares® on the Pricing Date and will represent the number of EFA iShares® represented by one unit of the Equity Component. The Underlying Share Multiplier will subsequently be subject to adjustment as described below.

The “Hypothetical Monthly Income” is defined below under “— Determination of Hypothetical Monthly Income from any Equity Component.”

The “Current Option Value” is the mark-to-market value of the Hypothetical Call Option for any Monthly Coupon Payment Period as determined by the Calculation Agent at the close of business on each Trading Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the Closing Price of the EFA iShares® as of the time the hypothetical call option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the hypothetical call option;

•	the computed continuously compounded annualized current dividend yield on the EFA iShares® based on expected dividends;

•	the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

•	the mid-market implied volatility of the EFA iShares® (determined by the Calculation Agent as described below).

If any Hypothetical Call Option has a value greater than zero at expiration, the value of that option will be removed from the value of the Equity Component at the close of business on the day the option expires by a downward adjustment of the Underlying Share Multiplier: the Underlying Share Multiplier will be reduced by an amount that, when multiplied by the Closing Price of the EFA iShares® on the last Trading Day of the Monthly Coupon Payment Period equals the value of the Hypothetical Call Option at expiration. The reduced Underlying Share Multiplier will be used to calculate the Underlying Shares Closing Value, and thus the value of the Equity Component, through the following Monthly Coupon Payment Period.

The Zero-Coupon Bond Component and the Zero-Coupon Bond Component Closing Value. The Zero-Coupon Bond Component represents the value of a hypothetical $100 face value zero- coupon bonds investment.

The “Zero-Coupon Bond Component Closing Value” on any Trading Day will be determined by the Calculation Agent and will be based upon the value of a $100 face value investment in a zero- coupon bond maturing on the scheduled Determination Date with a yield equal to the applicable zero-coupon yield based on prevailing USD swap rates. We refer to the hypothetical $100 face value investment as one “unit” of the Zero-Coupon Bond Component when we calculate the Reference Index Closing Value, as described below. The Zero-Coupon Bond Component will not bear any interest. The initial allocation to the Zero- Coupon Bond Component is expected to be 0% to 10% of the Reference Index Initial Value and will be determined on the Pricing Date.

“USD swap rates” at any time on any day means the per annum fixed rate that would be payable at such time in order to receive 3 month LIBOR (reset quarterly) for a specified term, as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date.

The Leverage Component and the Daily Leverage Charge. Each incremental increase in the Leverage Component, if any, represents the value of $1 of hypothetical borrowings used to increase the percentage of the Reference Index deemed to be invested in the Equity Component when the Targeted Equity Exposure exceeds 100%. See “—Determination of Index Component Allocations—Targeted Equity Exposure” below.

The “Daily Leverage Charge” represents the deemed interest expense incurred to the extent the hypothetical investment in the Equity Component is leveraged on any Trading Day and will equal (i) the Leverage Component, as increased by any previous Daily Leverage Charge amounts, on such day times (ii) the federal funds rate on such day plus 0.75%, divided by (iii) 360. The Daily Leverage Charge will reduce the Reference Index Closing Value on each day to the extent that the Reference Index then includes a Leverage Component.

The Calculation Agent will determine such federal funds rate in accordance with the procedures described under “Description of Debt Securities—Base Rates—Federal Funds Rate Debt Securities” in the accompanying prospectus.

Determination of the Reference Index Closing Value

Determination of the Reference Index Closing Value. The Reference Index Closing Value on any Trading Day will be equal to the sum of (i) the Equity Component Closing Value times the number of units of Equity Component then included in the allocation to the Equity Component in the Reference Index plus (ii) the Zero-Coupon Bond Component Closing Value times the number of units of Zero-Coupon Bond Component then included in the allocation to the Zero-Coupon Bond Component in the Reference Index minus (iii) the value of the Leverage Component, if any, taking into account the Daily Leverage Charge on the Leverage Component for such day, minus (iv) one day’s pro rata portion of the Reference Index Adjustment Factor, if the Reference Index then includes any allocation to the Equity Component, in each case as determined by the Calculation Agent on such Trading Day.

The “Reference Index Adjustment Factor” is equal to 1.25% per annum, and will accrue and be applied daily (on non-Trading Days, as well as on Trading Days), if the Reference Index then includes any allocation to the Equity Component, to reduce the Reference Index Closing Value on the basis of a 365-day year from and including the day immediately following the Pricing Date to and including the Determination Date. The Reference Index Adjustment Factor will be calculated and subtracted from the Equity Component and Zero-Coupon Bond Component on a pro rata basis at the end of each day after effecting any reallocation on that day.

When we use the term “unit” in connection with the Equity Component and the Zero-Coupon Bond Component, we mean the number, or fraction, of such investment units then represented in the allocation to those Index Components. For example, if the Reference Index Initial Value is 97 and if the allocation to the Equity Component were set at 90% on the Pricing Date, that would mean that the allocation to the Equity Component would have a value of 87.3 in the Reference Index; if the value of one Equity Component unit on the Pricing Date were 102 (assuming the initial $100 hypothetical investment in the “buy-write” strategy were to have earned $2 by the sale of the Hypothetical Call Options), then, the number of units of Equity Component on that day would be 87.3/102 or .85588. The number of units represented by the different Index Components at any time will be tracked by the Calculation Agent and is a technical aspect of the Reference Index methodology. You can obtain the value of the Reference Index on any day from the Calculation Agent. See “Summary of Pricing Supplement—How to obtain information about the reference index.”

Reallocations of the Index Components

A reallocation of the hypothetical funds invested in the Index Components that constitute the Reference Index at any time will occur upon a Reallocation Determination Event, an Underlying Share Reallocation Event or a Defeasance Event, as described below.

Reallocation Determination Events. A “Reallocation Determination Event” with respect to the Reference Index will occur and a reallocation of the hypothetical funds will be effected by the Calculation Agent in accordance with the Reference Index Reallocation Procedures on any Trading Day if at the close of business on the immediately preceding Trading Day, the difference between the Reference Index Closing Value and the Bond Floor as a percentage of the value of the allocation to the Equity Component, which we refer to as the “Gap Ratio,” is outside a range of 15% to 25%, which we refer to as the “Target Gap Risk Range.”

The “Bond Floor” for any date will equal the U.S. dollar value of a hypothetical zero-coupon bond with a face value of $100 maturing on the scheduled Determination Date with a yield equal to the applicable zero-coupon yield based on prevailing USD swap rates. The Bond Floor is compared to the Reference Index Value in order to determine whether more or less hypothetical funds may be invested in the Equity Component in a manner that is consistent with the goal of assuring that the value of the Reference Index will be at or above 100 at maturity.

If the Gap Ratio is below the Target Gap Risk Range, indicating that the exposure to the Equity Component is outside the preferred risk tolerance of the Reference Index, the Index Reallocation Procedures require a reduction of the allocation to the Equity Component down to the Targeted Equity Exposure (as defined below). If the Gap Ratio is above the Target Gap Risk Range, indicating a suboptimal exposure to the Equity Component, the Index Reallocation Procedures require an increase of the allocation to the Equity Component up to the Targeted Equity Exposure.

The “Targeted Equity Exposure” for any date will equal the Buffer times the Multiple, as described by the following formula:

Targeted Equity Exposure = Buffer x Multiple

provided that the Targeted Equity Exposure will not be less than zero or greater than 150%.

The “Multiple” will be equal to 5.0.

The “Buffer” for any date will equal the percentage by which the Last Reference Index Value exceeds the Bond Floor (as defined below), as described by the following formula:

Last Reference Index Value – Bond Floor
Buffer	=
Last Reference Index Value

provided that the Buffer will not be less than zero.

The “Last Reference Index Value” will be equal to the Reference Index Closing Value as determined by the Calculation Agent as of the time required by the Reference Index Reallocation Procedures described below.

Underlying Share Reallocation Event. An Underlying Share Reallocation Event will occur on any Trading Day if at any time during such day the trading price of an EFE iShare has declined from the previous Trading Day’s Closing Price by 10% or more unless such decline is due to a stock split or some other event affecting the EFA iShares® that would require an adjustment under “—Additional Terms of the Securities—Antidilution Adjustments” below. Upon the occurrence of an Underlying Share Reallocation Event, as soon as reasonably practicable the Calculation Agent will determine the Targeted Equity Exposure on the basis of intraday values of the Buffer, as determined by the Calculation Agent in its sole discretion, and reallocate the hypothetical funds tracked by the Reference Index as soon as reasonably possible on such Trading Day on the basis of intraday values of the Equity Component and Zero-Coupon Bond Component, as determined by the Calculation Agent at its sole discretion, so that the allocation to the Equity Component is as close as reasonably practicable to the Targeted Equity Exposure. This reallocation will be effected even if a Reallocation Determination Event has not otherwise occurred, and, if a Reallocation Determination Event was determined to have occurred at the beginning of such Trading Day, the reallocation of hypothetical funds determined in connection with that Reallocation Determination Event will be disregarded.

“Closing Price” for the EFA iShares® (or one unit of any other security for which a Closing Price must be determined) on any Trading Day, subject to the provisions set out under “— Additional Terms of the Securities—Discontinuance of the iShares® MSCI EAFE Index Fund; Alteration of Method of Calculation” below, means:

(i)

if the EFA iShares® (or any such other security) are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the EFA iShares® (or any such other security) are listed or admitted to trading,

(ii)	if the EFA iShares® (or any such other security) are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)

if the EFA iShares® (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the EFA iShares® (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of the EFA iShares® (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the EFA iShares® (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the EFA iShares® (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the EFA iShares® (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto.

Defeasance Event. A “Defeasance Event” will be deemed to have occurred if in testing whether a Reallocation Determination Event has occurred or following an Underlying Share Reallocation Event, the Calculation Agent determines that the Buffer is less than 1%. Upon the occurrence of a Defeasance Event, all of the hypothetical funds will be allocated to the Zero-Coupon Bond Component for the remaining term of the Securities.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Equity Component added to the value of the Zero-Coupon Bond Component in the Reference Index is greater than the Bond Floor, then that excess amount will nevertheless be allocated to the Zero-Coupon Bond Component and the Reference Index will track the value of the Zero-Coupon Bond Component including this additional excess amount for the remaining term of the Securities. Following a Defeasance Event, the payment at maturity per Security will be limited to the $10 principal amount plus a small supplemental redemption amount if such an excess amount is allocated to the Zero-Coupon Bond Component.

The Calculation Agent will notify the holders of the Securities if a Defeasance Event has occurred within ten Business Days of the occurrence of such Defeasance Event.

Reference Index Reallocation Procedures. On each Trading Day, the Calculation Agent will test whether a Reallocation Determination Event has occurred based on the values of the Index Components at the close of business on the preceding Trading Day. If a Reallocation Determination Event has occurred, and unless an Underlying Share Reallocation Event or a Defeasance Event occurs on the day the Calculation Agent makes the test, the Calculation Agent will reallocate the hypothetical funds in the Reference Index on the day of such test based on the value of the Index Components at the close of trading on such day so that the percentage allocation of hypothetical funds to the Equity Component is equal to the Targeted Equity Exposure.

Reallocations following a Reallocation Determination Event, an Underlying Share Reallocation Event or a Defeasance Event involve hypothetical sales and/or purchases of amounts of the Equity Component and the Zero-Coupon Bond Component and, under some circumstances, taking on or paying off the hypothetical borrowed funds represented by the Leverage Component. The amount of the Equity Component and/or Zero- Coupon Bond Component to be hypothetically sold or purchased will be determined by the Calculation Agent on each Trading Day on which the Calculation Agent has determined that a Reallocation Determination Event, an Underlying Share Reallocation Event or a Defeasance Event has occurred. Such hypothetical sales and purchases will be effected at the values of the Equity Component and the Zero-Coupon Bond Component at the close of business on the date of reallocation, except that such hypothetical sales and purchases may be made on the basis of intraday values, as determined by the Calculation Agent in its sole discretion, following an Underlying Share Reallocation Event or a Defeasance Event. Any reallocation on the Monthly Income Determination Date will be effected through the hypothetical purchase or sale of amounts of the Equity Component at a price that includes the Hypothetical Monthly Income as determined on such Monthly Income Determination Date.

If the reallocation results in an increased allocation to the Equity Component, the reallocation will first involve the hypothetical sale of all or a portion of the Zero-Coupon Bond Component and the hypothetical purchase of an additional amount of the Equity Component with the proceeds of the sale. Any purchase of an additional amount of the Equity Component that cannot be effected through the sale of the Zero-Coupon Bond Component will be effected using the Leverage Component, by increasing the Leverage Component by the amount necessary to purchase the required additional amount of Equity Component, subject to the maximum Targeted Equity Exposure.

In calculating the proceeds from hypothetical sales of the Index Components, the Calculation Agent will use prices on the lower side of the applicable bid/offer spread, while in calculating the amount of additional Index Components hypothetically purchased, the Calculation Agent will use prices on the higher side of the applicable bid/offer spread. Consequently, the implied bid/offer spread used in pricing the hypothetical purchases and sales described above will be reflected in corresponding reductions in the value of the Reference Index.

If the reallocation results in a decreased percentage of hypothetical funds allocated to the Equity Component, the reallocation will involve the hypothetical sale of all or a portion of the Equity Component. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Component to zero and then to make hypothetical purchases of additional amounts of the Zero-Coupon Bond Component.

In addition, if at any time the amount allocated to the Equity Component falls to zero, such allocation will remain at zero for the remaining term of the Securities and the Reference Index Reallocation Procedures described in this pricing supplement will no longer apply.

For examples of hypothetical reallocations of the Index Components pursuant to the Reference Index Reallocation Procedures, see Annex B – “Hypothetical Allocations pursuant to the Reference Index Reallocation Procedures.”

Determination of Hypothetical Monthly Income from any
Equity Component

Hypothetical Monthly Income. The Hypothetical Monthly Income is related to the performance of the Equity Component, if any, then included in the Reference Index. If the allocation to the Equity Component has been reduced to zero at any time during any Monthly Coupon Payment Period, you will receive no Coupon Payment for that Monthly Coupon Payment Period. The Hypothetical Monthly Income will be deemed to cease to accrue at such time and you will receive no Coupon Payments for the remaining term of the Securities.

The Hypothetical Monthly Income on any Trading Day will be determined by the Calculation Agent and will equal the sum of (i) the product of (x) the aggregate value of all cash dividends or distributions with respect to one EFA iShare (as adjusted by the Calculation Agent in the event of any modification of the EFA iShares® , such as a split or reverse split, for example, for which the Calculation Agent determines an adjustment should be made) for which the ex-dividend dates fell within the calendar year preceding the year in which the relevant Monthly Coupon Payment Period occurs and (y) a fraction, the numerator of which equals the number of days that have elapsed in the relevant Monthly Coupon Payment Period and the denominator of which equals the number of days in the year during which the Hypothetical Monthly Income is being determined, plus (ii) the Targeted Monthly Premium minus (iii) the Premium Adjustment, if any, minus (iv) the current month’s reductions to date effected by the daily application of the Equity Component Adjustment Factor (as defined below).

The “Equity Component Adjustment Factor” is equal to 1% per annum, which will accrue and be applied daily to reduce the Equity Component Closing Value, on the basis of a 365-day year from and including the day immediately following the Pricing Date to and including the Determination Date; provided that the aggregate reductions in any Monthly Coupon Payment Period will not exceed the amount of Hypothetical Monthly Income that otherwise accrues in that Monthly Coupon Payment Period. Even though the Equity Component Closing Value is calculated only on Trading Days, the Equity Component Adjustment Factor is subtracted from the Hypothetical Monthly Income, and, therefore, from the Equity Component Closing Value daily, both on Trading Days and non-Trading Days.

When calculating the value of any such cash dividends and distributions in clause (i), the Calculation Agent will take into account the Underlying Share Multiplier (included in the definition of Underlying Shares Closing Value), which indicates the number of EFA iShares® then represented in the Equity Component. Similarly, the Target Monthly Premium, the Premium Adjustment and the Current Option Value each take into account the number of EFA iShares® then represented in the Equity Component.

Targeted Monthly Premium. Targeted Monthly Premium equals (A)(i) the Adjusted Annual Target Yield less (ii) the Dividend Yield on the EFA iShares® as determined by the Calculation Agent on the applicable Monthly Income Accrual Date multiplied by (B) the Underlying Shares Closing Value on the day the Hypothetical Call Option is priced divided by 12. See the definition of “Underlying Shares Closing Value” under “—The Index Components” above.

The “Dividend Yield” for the EFA iShares® is determined by the Calculation Agent by dividing (i) the aggregate value of all cash dividends with respect to one EFA iShare (as adjusted by the Calculation Agent in the event of any modification of the EFA Shares, such as a split or reverse split, for example, for which the Calculation Agent determines an adjustment should be made) for which the ex-dividend dates fell within the calendar year preceding the year in which the relevant Monthly Coupon Payment Period occurs by (ii) the Closing Price of the EFA iShares® as of the date that the Dividend Yield is to be determined.

The “Premium Adjustment” will be equal to the difference between the Targeted Monthly Premium in respect of the Hypothetical Call Options on the EFA iShares® and the highest monthly premium in respect of a Hypothetical Call Option with an exercise price equal to 101% of the Closing Price of the EFA iShares® on the day such Hypothetical Call Option is priced, provided that the Premium Adjustment will apply only if the highest exercise price bid for a Hypothetical Call Option in the bidding process described below is less than 101% of the Closing Price of the EFA iShares® on the day such Hypothetical Call Option is priced.

The “Annual Target Yield” will be set at 10%. The “Adjusted Annual Target Yield” will be equal to 11.1%, and has been obtained by increasing the Annual Target Yield of 10% so that it offsets the Equity Component Adjustment Factor. The Adjusted Annual Target Yield and the Annual Target Yield are used only in calculating the Targeted Monthly Premium for the Equity Component and are not an indication of current or expected yield on the Securities or a guarantee of any yield over the term of the Securities.

Hypothetical Call Options. On each Monthly Income Accrual Date, the Calculation Agent will price hypothetical cash-settled call options relating to the EFA iShares® for a one-month term; provided that the Hypothetical Call Options for the first Monthly Coupon Payment Period will be priced on the Trading Day immediately following the Pricing Date of the Securities (each a “Hypothetical Call Option”). Each Hypothetical Call Option will (i) expire on the Monthly Income Determination Date for that Monthly Coupon Payment Period, (ii) be automatically settled on the Monthly Income Determination Date for that Monthly Coupon Payment Period if the Closing Price of the EFA iShares® on that day exceeds the exercise price and (iii) have an exercise price greater than or equal to 101% of the Closing Price of the EFA iShares® on the day the Hypothetical Call Option is priced. The Hypothetical Call Option will relate to a number of the EFA iShares® that takes into account the Underlying Share Multiplier on the day the Hypothetical Call Option is priced. The Calculation Agent will determine the exercise price of each Hypothetical Call Option after determining the option’s Targeted Monthly Premium and then obtaining bids for the exercise price from as many dealers in options (which may include MS & Co.), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent.

If the highest exercise price quoted by the dealers for any Hypothetical Call Option is less than 101% of the Closing Price of the EFA iShares® on the day the Hypothetical Call Option is priced, the alternate bidding process described below will be used and a Premium Adjustment will be subtracted from the Targeted Monthly Premium.

If the highest exercise price bid is less than 101% of the Closing Price of the EFA iShares® on the day the Hypothetical Call Option is priced, the Calculation Agent will conduct an alternate bidding process: the Calculation Agent will set the exercise price of the Hypothetical Call Option at 101% of the Closing Price of the EFA iShares® on the day the Hypothetical Call Option is priced and will seek quotations for premiums for the Hypothetical Call Option from as many dealers in options (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the Hypothetical Call Option will equal the highest premium quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher premium as the Calculation Agent determines to be quoted by another principal market participant.

When bids for the premium of the Hypothetical Call Option rather than the exercise price of the Hypothetical Call Option are obtained by this alternate bidding process, the Calculation Agent will include a Premium Adjustment when calculating the Hypothetical Monthly Income for that Monthly Coupon Payment Period. Under these circumstances, the Hypothetical Monthly Income will generally be less than it would have been if the highest exercise price bid had been greater than or equal to 101% of the Closing Price of the EFA iShares® on the day the Hypothetical Call Option was priced.

In seeking exercise prices or premiums from dealers in options in respect of Hypothetical Call Options relating to the EFA iShares® , the Calculation Agent may reject any exercise price or premium that does not meet the requirements for Hypothetical Call Options stated above.

The exercise price for the Hypothetical Call Option will equal the greater of (i) the highest exercise price quoted by these dealers or (ii) 101% of the Closing Price of the EFA iShares® on the Monthly Income Accrual Date on which such Hypothetical Call

Option is priced.
The terms of the Hypothetical Call Options will provide for adjustments to reflect the occurrence of a modification affecting the EFA iShares® (such as, for example, a split).

Subtraction of Hypothetical Monthly Income from the Equity Component. The Hypothetical Monthly Income for any Monthly Coupon Payment Period will be subtracted from the value of the Equity Component of the Reference Index at the close of business on each Monthly Income Determination Date; provided that if the Calculation Agent determines that the level of the Reference Index (less any Hypothetical Monthly Income) is less than 105% of the Bond Floor at the close of business on the Monthly Income Determination Date for any Monthly Coupon Payment Period (except the last Monthly Coupon Payment Period before the Maturity Date), any Hypothetical Monthly Income for such period will be deemed reinvested in the Equity Component at the close of business on the Monthly Income Accrual Date for the following Monthly Coupon Payment Period and will therefore not be subtracted from the value of the Equity Component.

Additional Terms of the Securities

EFA iShares® Book Entry Note or Certificated Note

Shares of the iShares® MSCI EAFE Index Fund

Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry Securities, please read “Form of Securities—Global Securities—Registered Global Securities” and “—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Market Disruption Event	Market Disruption Event means, with respect to the EFA iShares® :

(i)	the occurrence or existence of a suspension, absence or material limitation of trading of the EFA iShares® on the primary market for the EFA iShares® for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the EFA iShares® as a result of which the reported trading prices for the EFA iShares® during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the EFA iShares® , if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)	the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI EAFE Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(iii)	the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts related to the MSCI EAFE Index or the EFA iShares® for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)	a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI EAFE Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the MSCI EAFE Index shall be based on a comparison of (x) the portion of the value of such MSCI EAFE Index attributable to that security relative to (y) the overall value of such MSCI EAFE Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or the primary market for the EFA iShares® or on which futures or options contracts related to the MSCI EAFE Index or the EFA iShares® are traded, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange or the primary market for the EFA iShares® or on which futures or options contracts related to the MSCI EAFE Index or the EFA iShares® are traded, which are similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations, will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the MSCI EAFE Index or the EFA iShares® by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI EAFE Index or the EFA iShares® and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market for the EFA iShares® or on which futures or options contracts related to the MSCI EAFE Index or the EFA iShares® are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security then included in the MSCI EAFE Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities (the “Acceleration Amount”) will be determined by the Calculation Agent and shall equal to the $10 principal amount per Security plus the Supplemental Redemption Amount, if any, determined using the Reference Index Closing Value as of the date of such acceleration as the Reference Index Final Value plus a final Coupon Payment determined as if the date of acceleration were a Monthly Income Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MS & Co. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to any Reference Index Closing Value, Equity Component Closing Value, Zero-Coupon Bond Component Closing Value, Reference Index Adjustment Factor, Equity Component Adjustment Factor, Underlying Share Multiplier, Daily Leverage Charge, Hypothetical Monthly Income, Targeted Monthly Premium, Premium Adjustment, Dividend Yield, Hypothetical Call Options, Current Option Value, the Reference Index Final Value, the Closing Price, the Supplemental Redemption Amount, if any, and Coupon Payments, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one- millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten- thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Reference Index Closing Value, Underlying Shares Closing Value, the Underlying Share Multiplier, the Reference Index Final Value, the Closing Price, the Reference Index Percent Change, the Supplemental Redemption Amount, Coupon Payments or whether a Market Disruption Event has occurred. See “—Market Disruption Event” above and “—Discontinuance of the iShares® MSCI EAFE Index Fund; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The iShares® MSCI EAFE Index Fund; Public Information

iShares® , Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. Information provided to or filed with the Commission by iShares® , Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the EFA iShares® . We have derived all disclosures contained in this pricing supplement regarding iShares® , Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares® , Inc Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares® , Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the EFA iShares® (and therefore the price of the EFA iShares® at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® , Inc. could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the EFA iShares® .

We and/or our affiliates may presently or from time to time engage in business with iShares® , Inc In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares® , Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the EFA iShares® . The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® , Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in the EFA iShares® .

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). The Securities is not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The MSCI EAFE Index®

The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

Morgan Stanley obtained all information contained in this pricing supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by,

MSCI. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float- adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Securities. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non- strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re- appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:

     (i) Define the universe of listed securities within each country;

     (ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

     (iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

     (iv) Select securities for inclusion according to MSCI’s

index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is Subject to Currency Exchange Risk.

Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Securities. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley. Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE SECURITIES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EAFE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Securities to restrict the use of information relating to the calculation of the MSCI EAFE Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the

MSCI EAFE Index.

Antidilution Adjustments

If the EFA iShares® are subject to a stock split or reverse stock split, then once such split has become effective, the Underlying Share Multiplier will be adjusted to equal the product of the prior Underlying Share Multiplier and the number of shares issued in such stock split or reverse stock split with respect to one EFA iShare.

No adjustment to the Underlying Share Multiplier pursuant to the preceding paragraph will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one- millionths being rounded upward.

Discontinuance of the iShares® MSCI
EAFE Index Fund; Alteration of Method
of Calculation

If the iShares® MSCI EAFE Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the EFA iShares® for each successive Monthly Income Determination Date following such Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI EAFE Index (or any Successor Index, as described below) on such successive Monthly Income Determination Date (taking into account any material changes in the method of calculating the MSCI EAFE Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the EFA iShares® and the denominator of which is the closing value of the MSCI EAFE Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the EFA iShares® was available.

Following any such Liquidation Event, the Hypothetical Call Option used to calculate the Hypothetical Monthly Income and the Current Option Value will be the hypothetical cash-settled call option relating to the MSCI EAFE Index (or any Successor Index) for a one-month term. For the Monthly Coupon Payment Period in which the Liquidation Event occurs, the Calculation Agent will effect an appropriate substitution of the Hypothetical Call Options based on the MSCI EAFE Index (or any Successor Index) for the existing Hypothetical Call Options based on the EFA iShares® , acting in its sole discretion.

If, following such a liquidation of the iShares® MSCI EAFE Index Fund, MSCI discontinues publication of the MSCI EAFE Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI EAFE Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price of the EFA iShares® following the liquidation of the iShares®

MSCI EAFE Index Fund will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any Closing Price of the EFA iShares® is to be determined and any reference to the MSCI EAFE Index in this pricing supplement, including, without limitation, in any discussion relating to the Hypothetical Call Options, shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI EAFE Index prior to, and such discontinuance is continuing on, any date on which the Closing Price of the EFA iShares® must be determined following the liquidation of the iShares® MSCI EAFE Index Fund and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date. The Closing Price of the EFA iShares® will be computed by the Calculation Agent based on a level of the MSCI EAFE Index determined in accordance with the formula for calculating the MSCI EAFE Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the MSCI EAFE Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI EAFE Index may adversely affect the value of the Securities.

If, following such a liquidation of the iShares® MSCI EAFE Index Fund, at any time the method of calculating the MSCI EAFE Index or a Successor Index, or the value thereof, is changed in a material respect, or if the MSCI EAFE Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the MSCI EAFE Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing value of the MSCI EAFE Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the MSCI EAFE Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Price of the EFA iShares® with reference to the MSCI EAFE Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the MSCI EAFE Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the MSCI EAFE Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information on the
iShares® MSCI EAFE Index Fund

The following table sets forth the published high and low Closing Prices of the EFA iShares® , as well as end-of-quarter Closing Prices of the EFA iShares® , for each quarter in the period from August 17, 2001 through December 27, 2006. The Closing Prices of the EFA iShares® on December 27, 2006 was 73.2500. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the EFA iShares® should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the EFA iShares® on the Determination Date.

iShares® MSCI EAFE Index Fund	High	Low	Period End

2001
Third Quarter (from
August 17, 2001)	42.9100	34.1667	37.6433
Fourth Quarter	40.8567	37.4400	39.7667
2002
First Quarter	40.7633	36.1000	40.0333
Second Quarter	41.8133	37.8233	39.5167
Third Quarter	39.5967	30.4333	31.7333
Fourth Quarter	34.9733	30.0000	33.0033
2003
First Quarter	34.1500	28.8133	30.2000
Second Quarter	37.7700	30.6700	36.1033
Third Quarter	40.3833	36.0667	39.0000
Fourth Quarter	45.5933	40.2167	45.5933
2004
First Quarter	48.1000	45.1167	47.2000
Second Quarter	48.1000	43.3833	47.6667
Third Quarter	47.4033	44.4667	47.1333
Fourth Quarter	53.4167	47.1333	53.4167
2005
First Quarter	55.2500	51.2567	52.9567
Second Quarter	53.8333	51.2767	52.3900
Third Quarter	58.4800	51.9500	58.1000
Fourth Quarter	60.9400	54.7200	59.4300
2006
First Quarter	65.3800	60.3300	64.9200
Second Quarter	70.5800	59.4600	65.3900
Third Quarter	68.3600	61.7000	67.7500
Fourth Quarter (through
December 27, 2006	74.3300	67.9400	73.2500

Hypothetical Historical Data on the
Reference Index

The following tables and graphs set forth hypothetical historical levels of the Reference Index, monthly coupon (per $10 principal amount of the Securities), and the value of the Equity Component (one unit) at the end of each month during four different five-year periods beginning on the first day of September 2001, October 2001, November 2001 and December 2001. This hypothetical historical information has been calculated as if the Reference Index existed during the relevant periods and should not be taken as an indication of the future performance of the Reference Index over the term of the Securities or future Coupon Payments or the actual total payment on the Maturity Date of the Securities.

The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the Reference Index and the Coupon Payments will be calculated. However, the calculations used to determine the hypothetical historical closing levels of the Reference Index contain necessary assumptions, estimates and approximations that may not be reflected in the calculation of the level of the Reference Index and Coupon Payments over the term of the Securities, including the principal assumptions set forth below. As a result, the following hypothetical historical values of the Reference Index and monthly Coupon Payments may be different than they would have been if those assumptions had not been made and those estimates and approximations had not been necessary to calculate these hypothetical historical values.

The calculations assume that:

•	the Reference Index was created on the first Business Day of each five-year period with a level of 97;

•	the initial allocations to the Equity Component and Zero-Coupon Bond Component are different in each example and were obtained based on the Targeted Equity Exposure as determined at the beginning of each five year period;

•	upon any modification to the iShares® MSCI EAFE Index Fund, the adjusted price reported on Bloomberg which adjusts for that modification was used to reflect the impact of that modification on the iShares® MSCI EAFE Index Fund as well as any call options related to that index;

•	the dividends in respect of the EFA iShares® were equal to those reported on Bloomberg;

•	the estimates for each Monthly Coupon Payment Period of the dividends to be paid in respect of the EFA iShares® used in connection with determining the exercise price for the hypothetical call options for that Monthly Coupon Payment Period were equal to the actual annual aggregate dividends paid on those EFA iShares® ; and

•	reallocations between the Equity Component and Zero-Coupon Bond Component were at mid-volatility or mid-swap rates (rather than at the bid-volatility or offered-swap rates which will be used for hypothetical purchases of the Equity Component or Zero-Coupon Bond Component, or the offered-volatility or bid-

swap rates which will be used for hypothetical sales of the Equity Component or Zero-Coupon Bond Component, in order to effect a reallocation).

The following hypothetical historical values have not been verified by an independent third party. The options values were calculated using 85% of the historical implied mid-volatility available on Bloomberg for the one-month comparable listed options and the historical short-term mid-interest rates available on Bloomberg. Swap rates used to calculate the hypothetical historical Zero-Coupon Bond Component were taken from Bloomberg.

	2001			2002			2003			2004			2005			2006

Five Year Period Beginning September 4, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price

January				86.49	0.02874	87.04	91.20	0.00000	72.35	95.06	0.00000	80.50	95.72	0.00000	79.40	98.22	0.00000	79.41
February				86.12	0.01853	85.31	92.18	0.00000	68.48	95.24	0.00000	82.13	95.66	0.00000	80.61	98.47	0.00000	81.03
March				85.67	0.02438	88.18	91.54	0.00000	69.21	96.11	0.00000	79.86	95.61	0.00000	81.41	98.85	0.00000	82.46
April				86.70	0.02457	88.88	92.47	0.00000	70.65	95.17	0.00000	81.63	96.02	0.00000	77.65	99.27	0.00000	83.54
May				87.67	0.02516	90.80	94.51	0.00000	73.61	94.14	0.00000	77.29	96.27	0.00000	77.66	99.66	0.00000	81.77
June				86.71	0.00000	82.23	95.11	0.00000	75.14	94.05	0.00000	78.71	96.49	0.00000	78.59	100.02	0.00000	76.67
July				87.28	0.00000	77.99	93.94	0.00000	73.86	94.94	0.00000	78.05	96.60	0.00000	78.30	100.54	0.00000	77.88
August				88.20	0.00000	78.33	92.67	0.00000	74.80	95.49	0.00000	76.45	96.78	0.00000	79.60	100.95	0.00000	80.05
September	85.30	0.02741	84.49	89.41	0.00000	69.66	93.82	0.00000	77.07	95.69	0.00000	77.53	97.18	0.00000	80.72
October	86.88	0.02893	87.44	88.94	0.00000	71.19	93.42	0.00000	78.59	95.93	0.00000	78.32	97.28	0.00000	77.03
November	87.52	0.03010	90.42	90.01	0.00000	74.67	94.05	0.00000	78.71	95.51	0.00000	79.37	97.47	0.00000	78.69
December	86.12	0.02934	88.53	90.82	0.00000	72.57	94.39	0.00000	79.57	95.62	0.00000	80.44	97.80	0.00000	79.48

The Supplemental Redemption Amount per Security for this period would have been $0.95 and the aggregate value of the Coupon Payments would have been $0.23716. The total return on your investment per Security for this five-year period would have been equal to 11.90% of the principal amount.

	2001			2002			2003			2004			2005			2006

Five Year Period Beginning October 1, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price

January				97.03	0.06183	101.56	92.73	0.00000	84.42	96.60	0.00000	93.93	96.69	0.00000	92.65	98.54	0.00000	92.66
February				95.49	0.06033	99.54	92.92	0.00000	79.91	97.01	0.00000	95.83	96.81	0.00000	94.05	98.94	0.00000	94.55
March				97.63	0.06305	102.89	92.07	0.00000	80.75	97.46	0.00000	93.19	96.86	0.00000	94.99	99.44	0.00000	96.22
April				98.44	0.06355	103.70	93.08	0.00000	82.44	96.89	0.00000	95.25	96.63	0.00000	90.60	99.91	0.00000	97.48
May				100.21	0.06508	105.95	95.32	0.00000	85.89	95.24	0.00000	90.19	96.84	0.00000	90.62	100.01	0.00000	95.41
June				93.16	0.04015	95.95	96.02	0.00000	87.67	95.41	0.00000	91.84	97.13	0.00000	91.70	99.54	0.00000	89.46
July				91.88	0.02769	91.00	94.72	0.00000	86.18	96.13	0.00000	91.07	97.16	0.00000	91.37	100.06	0.00000	90.87
August				92.29	0.02294	91.39	93.61	0.00000	87.27	96.32	0.00000	89.20	97.44	0.00000	92.88	100.48	0.00000	93.41
September				90.96	0.00000	81.28	94.93	0.00000	89.93	96.61	0.00000	90.47	97.92	0.00000	94.18	100.89	0.00000	91.99
October	98.61	0.06726	102.02	90.74	0.00000	83.07	94.80	0.00000	91.70	96.92	0.00000	91.39	97.49	0.00000	89.88
November	101.27	0.06998	105.50	92.35	0.00000	87.13	95.39	0.00000	91.84	96.61	0.00000	92.61	97.84	0.00000	91.82
December	98.69	0.08638	103.29	92.57	0.00000	84.68	95.83	0.00000	92.85	96.84	0.00000	93.86	98.22	0.00000	92.73

The Supplemental Redemption Amount per Security for this period would have been $0.89 and the aggregate value of the Coupon Payments would have been $0.62825. The total return on your investment per Security for this five-year period would have been equal to 15.17% of the principal amount.

	2001			2002			2003			2004			2005			2006

Five Year Period Beginning November 1, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price

January				93.57	0.05622	97.78	90.97	0.00000	81.28	94.43	0.00000	90.44	95.10	0.00000	89.20	97.40	0.00000	89.21
February				91.69	0.03950	95.83	91.51	0.00000	76.93	94.61	0.00000	92.26	94.97	0.00000	90.55	97.61	0.00000	91.03
March				92.74	0.05273	99.06	90.84	0.00000	77.75	95.56	0.00000	89.72	94.89	0.00000	91.46	97.99	0.00000	92.63
April				93.59	0.05315	99.84	91.80	0.00000	79.37	94.52	0.00000	91.71	95.35	0.00000	87.23	98.37	0.00000	93.85
May				95.14	0.05442	102.01	93.96	0.00000	82.69	93.41	0.00000	86.83	95.59	0.00000	87.24	98.75	0.00000	91.86
June				89.85	0.03405	92.38	94.59	0.00000	84.41	93.33	0.00000	88.42	95.82	0.00000	88.29	99.07	0.00000	86.13
July				89.08	0.02199	87.61	93.30	0.00000	82.98	94.30	0.00000	87.68	95.90	0.00000	87.97	99.59	0.00000	87.49
August				89.07	0.00000	87.99	91.95	0.00000	84.02	94.89	0.00000	85.88	96.06	0.00000	89.42	100.02	0.00000	89.93
September				89.43	0.00000	78.25	93.14	0.00000	86.58	95.08	0.00000	87.10	96.46	0.00000	90.68	100.43	0.00000	88.57
October				88.93	0.00000	79.98	92.69	0.00000	88.29	95.34	0.00000	87.99	96.49	0.00000	86.53	100.96	0.00000	90.40
November	97.81	0.06500	101.57	90.27	0.00000	83.89	93.37	0.00000	88.42	94.87	0.00000	89.16	96.66	0.00000	88.40
December	95.10	0.07979	99.45	90.73	0.00000	81.53	93.72	0.00000	89.39	94.99	0.00000	90.36	96.99	0.00000	89.28

The Supplemental Redemption Amount per Security for this period would have been $0.96 and the aggregate value of the Coupon Payments would have been $0.45685. The total return on your investment per Security for this five-year period would have been equal to 14.14% of the principal amount.

	2001			2002			2003			2004			2005			2006

Five Year Period Beginning December 1, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price

January				94.07	0.06646	96.82	91.55	0.00000	80.48	94.15	0.00000	89.55	94.82	0.00000	88.32	97.06	0.00000	88.33
February				92.62	0.04834	94.89	91.83	0.00000	76.18	94.34	0.00000	91.36	94.67	0.00000	89.66	97.24	0.00000	90.14
March				93.89	0.06345	98.09	90.53	0.00000	76.98	95.32	0.00000	88.84	94.57	0.00000	90.56	97.62	0.00000	91.73
April				94.65	0.06395	98.86	91.51	0.00000	78.59	94.23	0.00000	90.81	95.06	0.00000	86.37	97.98	0.00000	92.93
May				96.40	0.06549	101.00	93.72	0.00000	81.88	93.08	0.00000	85.98	95.29	0.00000	86.39	98.35	0.00000	90.96
June				90.52	0.03243	91.47	94.36	0.00000	83.58	93.02	0.00000	87.55	95.52	0.00000	87.42	98.66	0.00000	85.28
July				89.79	0.02228	86.76	93.02	0.00000	82.16	94.01	0.00000	86.82	95.60	0.00000	87.10	99.18	0.00000	86.63
August				90.32	0.01841	87.13	91.63	0.00000	83.20	94.63	0.00000	85.04	95.75	0.00000	88.54	99.61	0.00000	89.05
September				89.73	0.00000	77.48	92.86	0.00000	85.73	94.83	0.00000	86.25	96.15	0.00000	89.79	100.03	0.00000	87.70
October				89.34	0.00000	79.19	92.39	0.00000	87.42	95.09	0.00000	87.12	96.16	0.00000	85.68	100.56	0.00000	89.52
November				90.91	0.00000	83.06	93.07	0.00000	87.56	94.58	0.00000	88.29	96.31	0.00000	87.53	100.96	0.00000	90.44
December	95.36	0.06785	98.47	91.28	0.00000	80.73	93.42	0.00000	88.51	94.71	0.00000	89.48	96.65	0.00000	88.41

The Supplemental Redemption Amount per Security for this period would have been $0.96 and the aggregate value of the Coupon Payments would have been $0.44865. The total return on your investment per Security for this five-year period would have been equal to 14.11% of the principal amount.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities. The cost of hedging is expected to be covered by the Reference Index Adjustment Factor and the Equity Component Adjustment Factor, and it includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Securities for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the EFA iShares® , stocks constituting the MSCI EAFE Index, call options on the EFA iShares® , in futures or options contracts on the EFA iShares® or on the MSCI EAFE Index listed on major securities markets, and in USD interest rate swaps. Such purchase activity could potentially increase the value of the EFA iShares® and/or lower the sale price of options on the EFA iShares® , and, therefore, the value at which the EFA iShares® must close on the Determination Date before you would receive at maturity a payment that exceeds the principal amount of the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Coupon Payment Dates and the Determination Date, by purchasing and selling the EFA iShares® , stocks constituting the MSCI EAFE Index, call options on the EFA iShares® , futures or options contracts on the EFA iShares® or on the MSCI EAFE Index listed on major securities markets and USD interest rate swaps that we may wish to use in connection with such hedging activities, including by purchasing and/or selling any such securities or instruments on the Coupon Payment Dates and the Determination Date. We cannot give any assurance that our hedging activities will not affect the value of the EFA iShares® or call options on the EFA iShares® and, therefore, adversely affect the value of the EFA iShares® or call options on the EFA iShares® on the Monthly Income Determination Dates or the Determination Date, thereby adversely affecting the Coupon Payments you may receive during the term of the Securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.95 per Security and the agent’s commissions will be $0.25 per Security for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.925 per Security and the agent’s commissions will be $0.225 per Security for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.90 per Security and the agent’s commissions will be $0.20 per Security for purchasers of greater than or equal to $5,000,000 principal amount of Securities. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley DW Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers. In addition to the commissions paid at the time of the initial offering of the Securities, the Agent expects to pay commissions on an annual basis to brokerage firms, which may include MS & Co. and its affiliates, whose clients purchased Securities in the initial offering and who continue to hold their Securities. These additional commissions will accrue at an annual rate of 0.5% per Security for each day that hypothetical funds are allocated to the Equity Component. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on January      , 2007, which will be the ___ scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan

Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

Prospective investors should note that the discussion below and the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement do not describe the tax consequences of investing in the Securities for tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined respectively in Section 408 and 408A of the Internal Revenue Code of 1986, as amended. Such investors should consult their own tax advisors regarding the federal tax consequences of investing in and owning the Securities.

The Securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

U.S. Holders

Please read the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Securities. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Securities on a constant yield basis in each year that they hold the Securities, and pay taxes annually on the amount of accrued OID, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities, as discussed in the accompanying prospectus supplement under the section called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes — Adjustments to Interest Accruals on the Notes.” Any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Securities will generally be treated as ordinary income.

The rate of accrual of OID on the Securities is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. If the Securities were priced on December 28, 2006, the comparable yield would be an annual rate of 5.1203% compounded monthly and the projected payment schedule with respect to a Security (assuming an issue price of $10 and a day count convention of 30 days per month and 360 days per year) would consist of the following payments:

DATE	PROJECTED PAYMENTS	DATE	PROJECTED PAYMENTS
February 22, 2007	0.03129	August 26, 2009	0.04836
March 21, 2007	0.04125	September 23, 2009	0.03840
April 25, 2007	0.04836	October 21, 2009	0.03982
May 23, 2007	0.03982	November 25, 2009	0.04836
June 20, 2007	0.03840	December 23, 2009	0.03982
July 25, 2007	0.04978	January 21, 2010	0.03982
August 22, 2007	0.03840	February 24, 2010	0.04694
September 26, 2007	0.04836	March 24, 2010	0.04267
October 24, 2007	0.03982	April 21, 2010	0.03840
November 21, 2007	0.03840	May 26, 2010	0.04978
December 27, 2007	0.05120	June 23, 2010	0.03840
January 24, 2008	0.03840	July 21, 2010	0.03982
February 21, 2008	0.03840	August 25, 2010	0.04836
March 26, 2008	0.04978	September 22, 2010	0.03840
April 23, 2008	0.03840	October 20, 2010	0.03982
May 21, 2008	0.03982	November 24, 2010	0.04836
June 25, 2008	0.04836	December 22, 2010	0.03982
July 23, 2008	0.03982	January 26, 2011	0.04836
August 20, 2008	0.03840	February 24, 2011	0.03982
September 24, 2008	0.04836	March 23, 2011	0.04125
October 22, 2008	0.03982	April 20, 2011	0.03840
November 26, 2008	0.04836	May 25, 2011	0.04978
December 24, 2008	0.03982	June 22, 2011	0.03840
January 22, 2009	0.03982	July 20, 2011	0.03982
February 25, 2009	0.04694	August 24, 2011	0.04836
March 25, 2009	0.04267	September 21, 2011	0.03840
April 22, 2009	0.03840	October 26, 2011	0.04978
May 20, 2009	0.03982	November 23, 2011	0.03840
June 24, 2009	0.04836	December 21, 2011	0.03982
July 22, 2009	0.03982	January 27, 2012	10.05120

However, the comparable yield and the projected payment schedule of the Securities will be determined on the Pricing Date and may be different from the comparable yield and the projected payment schedule set forth above. The actual comparable yield and the projected payment schedule of the Securities as of the Pricing Date will be updated in the final pricing supplement.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Securities, and we make no representation regarding the actual amounts of payments that will be made on a Security.

Upon the occurrence of certain events (for example, a Defeasance Event or if the weighting of the Equity Component is otherwise reduced to zero), one or more contingent payments on the Securities will become fixed prior to the six-month period ending on the due date of such contingent payments. In such case, special rules will apply as described in the accompanying prospectus supplement under the section called “United States

Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes —Adjustments to Interest Accruals on the Notes.”

Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non- U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Securities. Subject to the discussion in the accompanying prospectus supplement concerning backup withholding, payments on a Security by us or a paying agent to a Non-U.S. Holder (as defined in the accompanying prospectus supplement) and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Security will not be subject to U.S. federal or income withholding tax, provided that the requirements described under the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders — Notes — In General” in the accompanying prospectus supplement are met. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Securities is effectively connected with a trade or business in the United States. Non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

INDEX OF DEFINED TERMS

Adjusted Annual Target Yield	PS-34	Targeted Monthly Premium	PS-33
Agent	PS-36	Trading Day	PS-24
Annual Target Yield	PS-34	Trustee	PS-36
Antidilution Adjustments	PS-45	Underlying Shares Closing Value	PS-25
Bond Floor	PS-28	Underlying Share Multiplier	PS-25
Buffer	PS-29	Underlying Share Reallocation Event	PS-29
Calculation Agent	PS-38	Unit	PS-27
Closing Price	PS-29	USD Swap Rates	PS-26
Coupon Payments	PS-21	Zero-Coupon Bond Component	PS-26
Coupon Payment Dates	PS-20	Zero-Coupon Bond Component
Current Option Value	PS-25	Closing Value	PS-26
Daily Leverage Charge	PS-27
Defeasance Event	PS-30
Determination Date	PS-23
Dividend Yield	PS-33
EFA iShare	PS-36
Equity Component	PS-24
Equity Component Adjustment Factor	PS-33
Equity Component Closing Value	PS-25
Gap Ratio	PS-28
Hypothetical Call Options	PS-34
Hypothetical Monthly Income	PS-32
Index Component	PS-24
iShares® MSCI EAFE Index Fund	PS-39
Last Reference Index Value	PS-29
Leverage Component	PS-26
Market Disruption Event	PS-36
Monthly Coupon Payment Period	PS-20
Monthly Income Accrual Date	PS-20
Monthly Income Determination Date	PS-20
MSCI EAFE Index	PS-40
Multiple	PS-29
Payment at Maturity	PS-22
Premium Adjustment	PS-34
Pricing Date	PS-20
Reallocation Determination Events	PS-28
Record Date	PS-22
Reference Index	PS-24
Reference Index Adjustment Factor	PS-27
Reference Index Reallocation
Procedures	PS-31
Reference Index Closing Value	PS-23
Reference Index Final Value	PS-23
Reference Index Initial Value	PS-23
Reference Index Percent Change	PS-23
Relevant Exchange	PS-38
Senior Note or Subordinated Note	PS-36
Successor Index	PS-46
Supplemental Redemption Amount	PS-22
Target Gap Risk Range	PS-28
Targeted Equity Exposure	PS-29

ANNEX A

HYPOTHETICAL PAYMENTS AT MATURITY ON THE SECURITIES

     At maturity, if the reference index final value is greater than the threshold value, for each $10 principal amount of securities that you hold you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated by the calculation agent on the determination date and is equal to (i) $10 times (ii) the percentage, if any, by which the reference index final value exceeds the threshold value.

     Presented below is a hypothetical example showing how the payment on the securities at maturity, including the supplemental redemption amount, is calculated.

      Example:

      The reference index final value is 25% greater than the threshold value.

Reference index initial value:	97
Threshold value:	100
Reference index final value:	125

Supplemental Redemption Amount per				125– 100
Security	=	$10	x		=	$2.50
				100

     In the example above, without regard to any coupon payment that may be due at maturity, the total payment at maturity per Security would equal $12.50, which is the sum of the principal amount of $10 and a supplemental redemption amount of $2.50.

     If the reference index final value is less than or equal to the threshold value, you will not receive any supplemental redemption amount and will receive only the return of your $10 principal amount at maturity, plus a final coupon payment, if any.

     You can review the hypothetical historical values of the reference index, as well as the historical levels of the EFA iShares®, for the period from January 1, 2001 to December 27, 2006 in the section of this pricing supplement called “Description of Securities—Hypothetical Historical Data on the Reference Index.” You cannot predict the future performance of the reference index or the EFA iShares® based on hypothetical historical performance.

     Although the Supplemental Redemption Amount and the payment due at maturity are calculated as described above, the yield on the securities will also depend significantly on the monthly coupon of the securities, which is variable and may be zero. The coupon is based on the hypothetical monthly income generated by the buy-write strategy represented by the equity component of the reference index. However, the hypothetical monthly income is reflected in the coupon paid to you only to the extent that the reference index is allocated to the equity component. Furthermore, if the equity component is reduced to zero, the securities will not pay any coupon for the remaining term of the securities. You should read the section of this pricing supplement called “Description of Securities—Hypothetical Historical Data on the Reference Index” and Annex C—”Hypothetical Coupon Calculations on the Securities” in order to understand how the return on the securities is affected by the nature and timing of changes in the allocation of the index components in the reference index.

A-1

ANNEX B

HYPOTHETICAL ALLOCATIONS

     The asset allocation of the reference index will fluctuate during the term of the securities based on, among other things, the performance of the equity component and interest rates. If the equity component has declined in value or interest rates decline, some or all of the hypothetical funds may be allocated out of the equity component and into the zero-coupon bond component, in order to preserve the objective of the reference index to be at least equal to 100 on the determination date. Only to the extent that hypothetical funds are allocated to the equity component, will the reference index participate in subsequent increases in value resulting from the “buy-write” strategy represented by the equity component.

     The following are seven hypothetical examples of the effects of reallocation determination events. These hypothetical examples assume that the value of the reference index does not change between the determination of a reallocation determination event and the subsequent reallocation and that purchases and sales of the equity component and zero-coupon bond component are made without taking into account the bid/offer spread.

      Example 1:

     A reallocation determination event requires the entire value of the hypothetical funds to be allocated to the equity component.

Values at test for Reallocation Determination Event:	Values after Reallocation:

Reference Index Closing Value: 106.25	Reference Index Closing Value: 106.25
Bond Floor: 85.00	Bond Floor: 85.00
Buffer: 20% (20% = (106.25 – 85.00)/106.25)	Buffer: 20%
Multiple: 5	Multiple: 5
Targeted Equity Exposure: 100%	Targeted Equity Exposure: 100%
Gap Ratio: 26.56% (26.56% = (106.25 – 85)/80)	Gap Ratio: 20.00%
Target Gap Risk Range: 15% to 25%	Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 80.00	Current Value of Allocation to Equity Component: 106.25
Current Value of Allocation to Zero-Coupon Bond	Current Value of Allocation to Zero-Coupon Bond
Component: 26.25	Component: 0.00
Current Value of Allocation to Leverage Component: 0.00	Current Value of Allocation to Leverage Component: 0.00

     In the example above, the gap ratio is 26.56%, which is outside the target gap risk range. Consequently, a reallocation determination event has occurred and the calculation agent must determine the targeted equity exposure, which is 100% (buffer times multiple or 20% times 5). To effect the reallocation then required, which is to increase the exposure of the reference index to the equity component, the calculation agent hypothetically sells the zero-coupon bond component and purchases additional equity component, so that the exposure to the equity component will be equal to 100% of the reference index closing value.

      Example 2:

     A reallocation determination event requires the use of the leverage component to increase the allocation to the equity component to greater than 100% of the value of the reference index.

Values at test for Reallocation Determination Event:	Values after Reallocation:

Reference Index Closing Value: 109.00
Bond Floor: 85.00
Buffer: 22.02% (22.02% = (109.00 – 85.00)/109.00)
Multiple: 5
Targeted Equity Exposure: 110.09%
Gap Ratio: 26.67% (26.67% = (109.00 – 85.00)/90.00)
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 90.00
Current Value of Allocation to Zero-Coupon Bond Component: 19.00
Current Value of Allocation to Leverage Component: 0.00

Reference Index Closing Value: 109.00
Bond Floor: 85.00
Buffer: 22.02%
Multiple: 5
Targeted Equity Exposure: 110.09%
Gap Ratio: 20.00%
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 120.00
Current Value of Allocation to Zero-Coupon Bond Component: 0.00
Current Value of Allocation to Leverage Component: 11.00

     In the example above, the gap ratio is 26.67%, which is outside the target gap risk range. Consequently, a reallocation determination event has occurred, and the calculation agent must determine the targeted equity exposure, which is 110.09% (buffer times multiple or 22.02% times 5). To effect the reallocation then required, which is to increase the exposure of the reference index to the equity component, the calculation agent hypothetically sells the zero-coupon bond component and uses the leverage component to purchase additional equity component, so that the exposure to the equity component will be equal to 110.09% of the reference index closing value.

      Example 3:

     A reallocation determination event requires the use of the leverage component to increase the allocation to the equity component to 150% of the value of the hypothetical funds.

Values at test for Reallocation Determination Event:	Values after Reallocation:

Reference Index Closing Value: 125.00
Bond Floor: 85.00
Buffer: 32.00% (32.00% = (125.00 – 85.00)/125.00)
Multiple: 5
Targeted Equity Exposure: 150%
Gap Ratio: 44.44% (44.44% = 125.00 – 85.00)/90.00)
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 90.00
Current Value of Allocation to Zero-Coupon Bond Component:35.00
Current Value of Allocation to Leverage Component: 00.00

Reference Index Closing Value: 125.00
Bond Floor: 85.00
Buffer: 32.00%
Multiple: 5
Targeted Equity Exposure: 150%
Gap Ratio: 21.33%
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 187.50
Current Value of Allocation to Zero-Coupon Bond Component: 0.00
Current Value of Allocation to Leverage Component: 62.50

     In the example above, the gap ratio is 44.44%, which is outside the target gap risk range. Consequently, a reallocation determination event has occurred and the calculation agent must determine the targeted equity exposure, which is 150% (buffer times multiple or 32% times 5, subject to a maximum of 150%). To effect the reallocation then required, which is to increase the exposure of the reference index to the equity component, the calculation agent hypothetically sells the zero-coupon bond component and uses the leverage component to purchase additional equity component, so that the exposure to the equity component will be equal to 150% of the reference index closing value.

      Example 4:

     A reallocation determination event requires the allocation to the equity component to be reduced and the reduction of the leverage component to zero before increasing the allocation to the zero-coupon bond component.

Values at test for Reallocation Determination Event:	Values after Reallocation:

Reference Index Closing Value: 101.00
Bond Floor: 85.00
Buffer: 15.84% (15.84% = (101.00 – 85.00)/101.00)
Multiple: 5
Targeted Equity Exposure: approximately 79.21%
Gap Ratio: 14.68% (14.68% = (101.00 – 85.00)/109.00)
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 109.00
Current Value of Allocation to Zero-Coupon Bond Component: 0.00
Current Value of Allocation to Leverage Component: 8.00

Reference Index Closing Value: 101.00
Bond Floor: 85.00
Buffer: 15.84%
Multiple: 5
Targeted Equity Exposure: approximately 79.21%
Gap Ratio: 20.00%
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 80.00
Current Value of Allocation to Zero-Coupon Bond
Component: 21.00 Current Value of Allocation to Leverage Component: 0.00

     In the example above, the gap ratio is 14.68%, which is outside the target gap risk range. Consequently, a reallocation determination event has occurred and the calculation agent must determine the targeted equity exposure, which is 79.21% (buffer times multiple or 15.84% times 5). To effect the reallocation then required, which is to decrease the exposure to the reference index to the equity component, the calculation agent hypothetically sells a portion of the equity component, using the hypothetical funds received to first reduce the leverage component to zero and then to purchase an amount of the zero-coupon bond component until the exposure to the equity component decreases to 79.21% of the reference index closing value.

      Example 5:

     A reallocation determination event requires the allocation to the equity component to be reduced and the allocation to the zero-coupon bond component to be increased.

Values at test for Reallocation Determination Event:	Values after Reallocation:

Reference Index Closing Value: 101.00
Bond Floor: 87.00
Buffer: 13.86% (13.86% = (101.00 – 87.00)/101.00)
Multiple: 5
Targeted Equity Exposure: 69.31%
Gap Ratio: 14.74% (14.74% = (101.00 – 87.00)/95.00)
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 95.00
Current Value of Allocation to Zero-Coupon Bond Component: 6.00
Current Value of Allocation to Leverage Component: 0.00

Reference Index Closing Value: 101.00
Bond Floor: 87.00
Buffer: 13.86%
Multiple: 5
Targeted Equity Exposure: 69.31%
Gap Ratio: 20.00%
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 70.00
Current Value of Allocation to Zero-Coupon Bond Component: 31.00
Current Value of Allocation to Leverage Component: 0.00

     In the example above, the gap ratio is 14.74%, which is outside the target gap risk range. Consequently, a reallocation determination event has occurred and the calculation agent must determine the targeted equity exposure, which is 69.31% (buffer times multiple or 13.86% times 5). To effect the reallocation then required, which is to decrease the exposure to the reference index to the equity component, the calculation agent hypothetically sells a portion of the equity component and purchases additional zero-coupon bond component until the exposure to the equity component decreases to 69.31% of the reference index closing value.

      Example 6:

     A defeasance event occurs (because the buffer falls below 1%), requiring the allocation to the equity component to be reduced to zero. The resulting amount of hypothetical funds from the hypothetical sale of the equity component added to the value of the zero-coupon bond component is greater than the bond floor.

Values at test for Reallocation Determination Event:	Values after Reallocation:

Reference Index Closing Value: 87.00
Bond Floor: 86.50
Buffer: 0.57% (0.57% = (87.00 – 86.50)/87.00)
Multiple: 5
Targeted Equity Exposure: 2.87%
Gap Ratio: 16.67% (16.67% = (87.00 – 86.50)/3.00)
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 3.00
Current Value of Allocation to Zero-Coupon Bond Component: 84.00
Current Value of Allocation to Leverage Component: 0.00

Reference Index Closing Value: 87.00
Bond Floor: 86.50
Buffer: N/A Defeasance
Multiple: 5
Targeted Equity Exposure: 0.00%
Gap Ratio: N/A Defeasance
Target Gap Risk Range: N/A Defeasance
Current Value of Allocation to Equity Component: 0.00
Current Value of Allocation to Zero-Coupon Bond Component: 87.00
Current Value of Allocation to Leverage Component: 0.00

     In the example above, the reference index closing value is 87.00 and the bond floor is 86.50, thereby decreasing the buffer to below 1% and causing a defeasance event. As a result, the calculation agent hypothetically sells all of the remaining equity component and purchases an additional amount of the zero-coupon bond component with the hypothetical proceeds of such sale. No hypothetical funds will be allocated to the equity component for the remaining term of the securities.

      Example 7:

     A defeasance event occurs, requiring the allocation to the equity component to be reduced to zero. The resulting amount of hypothetical funds from the hypothetical sale of the equity component added to the value of the zero-coupon bond component is less than the bond floor.

Values at test for Reallocation Determination Event:	Values after Reallocation:

Reference Index Closing Value: 86.00
Bond Floor: 86.50
Buffer: –0.58% (-0.58% = (86.00 – 86.50/86.00)
Multiple: 5
Targeted Equity Exposure: -2.91%
Gap Ratio: -16.67% (-16.67% = (86.00 – 86.50)/3.00)
Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 3.00
Current Value of Allocation to Zero-Coupon Bond Component: 83.00
Current Value of Allocation to Leverage Component: 0.00

Reference Index Closing Value: 86.00
Bond Floor: 86.50
Buffer: N/A Defeasance
Multiple: 5
Targeted Equity Exposure: 0.00%
Gap Ratio: N/A Defeasance
Target Gap Risk Range: N/A Defeasance
Current Value of Allocation to Equity Component: 0.00
Current Value of Allocation to Zero-Coupon Bond Component: 86.00
Current Value of Allocation to Leverage Component: 0.00

     In the example above, the reference index closing value is 86.00 and the bond floor is 86.50, thereby decreasing the buffer to below 1% causing a defeasance event. As a result, the calculation agent hypothetically sells all of the remaining equity component and purchases an additional amount of the zero-coupon bond component with the hypothetical proceeds of such sale. No hypothetical funds will be allocated to the equity component for the remaining term of the securities.

ANNEX C

HYPOTHETICAL COUPON PAYMENT CALCULATIONS ON THE SECURITIES

     The monthly coupon on each Security will vary and may be zero. The amount of the coupon payments, if any, will be determined in each Monthly Income Determination Date and equal (A) the product of (i) the hypothetical monthly income calculated for such Monthly Coupon Payment Period divided by Equity Component Closing Value; (ii) the allocation to the Equity Component times the Reference Index Closing Value divided by (B) 10. The determination of the Monthly Coupon Payment may be represented by the following formula:

Hypothetical Monthly Income

* allocation to Equity Component * Reference Index Closing Value
Coupon Payment	=	Equity Component Closing Value

10

     The Hypothetical Monthly Income calculated for each Monthly Coupon Payment Period will be related to the Equity Component. The Hypothetical Monthly Income on any Monthly Income Determination Date will be determined by the Calculation Agent and will equal to the sum of (i) the product of (x) the aggregate value of all cash dividends or distributions with respect to one EFA iShare (as adjusted by the Calculation Agent in the event of any modification of the EFA iShares®, such as a split or reverse split, for example, for which the Calculation Agent determines an adjustment should be made) for which the ex-dividend dates fell within the calendar year preceding the year in which the relevant Monthly Coupon Payment Period occurs and (y) a fraction, the numerator of which equals the number of days that have elapsed in the relevant Monthly Coupon Payment Period and the denominator of which equals the number of days in the year during which the Hypothetical Monthly Income is being determined, plus (ii) the Targeted Monthly Premium minus (iii) the Premium Adjustment, if any, minus (iv) the reductions from the Equity Component effected by the application of the Equity Component Adjustment Factor on each day during that Monthly Coupon Payment Period. In the hypothetical examples below, we will provide the figures for the Hypothetical Monthly Income.

The six examples of hypothetical Coupon Payments set forth below are based on the following assumptions:

  Issue Price:                  $10.00

  Targeted Annual Target Yield: 10%

  Hypothetical monthly income will be reinvested rather than paid as monthly coupon if the value of the Reference Index (excluding the hypothetical monthly income) is less than or equal to 105% of the Bond Floor on the Monthly Income Determination Date.

  Allocation of the Reference Index to the Equity Component will be reduced to zero and remain zero for the remaining term of the securities if the value of the Reference Index is less than 101% of the Bond Floor.

  Values of the Reference Index and the Equity Component have been reduced by adjustment factors and the Daily Leverage Charge, if any.

     The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. These examples are not intended to illustrate a complete range of possible coupon payments.

     Example 1: At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 103 the value of the Equity Component is 101 and the value of the Bond Floor is 85. The Hypothetical Monthly Income is $0.55. The allocation of the Reference Index to the Equity Component is 90%.

     The monthly Coupon Payment per Security is $0.0505 or approximately 6.06% per annum on the par value of each Security.

     Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

     Example 2: At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 97, the value of the Equity Component is 98 and the value of the Bond Floor is 85. The Hypothetical Monthly Income is $0.60. The allocation of the Reference Index to the Equity Component is 51%.

     The monthly Coupon Payment per Security is $0.0303 or approximately 3.63% per annum on the par value of each Security.

     Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

     Example 3: At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 106, the value of the Equity Component is 102 and the value of the Bond Floor is 80 The Hypothetical Monthly Income is $0.70. The allocation of the Reference Index to the Equity Component is 112%.

     The monthly Coupon Payment per Security is $0.0815 or approximately 9.78% per annum on the par value of each Security.

     Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

     Example 4: At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 103, the value of the Equity Component is 101 and the value of the Bond Floor is 83. The Hypothetical Monthly Income is $0.81. The allocation of the Reference Index to the Equity Component is 88%.

     The monthly Coupon Payment per Security is $0.0727 or approximately 8.72% per annum on the par value of each Security.

     Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

     Example 5: At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 93, the value of the Equity Component is 88 and the value of the Bond Floor is 89. The Hypothetical Monthly Income is $0.85. The allocation of the Reference Index to the Equity Component is 51%.

     The calculated Monthly Coupon would be $.0458 per Security. However, because the value of the Reference Index is less than 105% of the Bond Floor ((93 – 89)/89 = 4.49%), the Hypothetical Monthly Income will be reinvested, and no monthly Coupon Payment will be made.

     The monthly Coupon Payment per Security is, therefore, $0.00 or 0% per annum on the par value of each Security.

     Example 6: At the close of business on any trading day, the value of the Reference Index is 95, the value of the Equity Component is 93 and the value of the Bond Floor is 94.50. The allocation of the Reference Index to the Equity Component is reduced to 0.00% at the close of business on the following trading day. At the end of the Monthly Coupon Payment Period, the Hypothetical Monthly Income is $0.85.

     However, since the Buffer was less than 1%, a Defeasance Event occurred and the allocation of the Reference Index to the Equity Component was reduced to zero and will remain zero for the remaining term of the securities. Consequently, the monthly coupon payment per Security is $0.00 or 0% per annum on the par value of each Security. Furthermore, no Coupon Payments will be made for the remaining term of the securities, and the securities will not participate in any subsequent increase in the value of the EFA iShares®.